Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FINTECH ACQUISITION CORP.,

FINTECH MERGER SUB, INC.,

and

FTS HOLDING CORPORATION

Dated as of March 7, 2016

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Merger Sub Bylaws
Exhibit C	Form of Merger Sub Certificate of Incorporation

Annexes

Annex A	Stockholder Allocation
Annex B-1	Form of Employment Agreement (Jeff Shanahan)
Annex B-2	Form of Employment Agreement (Patrick Shanahan)
Annex B-3	Form of Employment Agreement (Chuck Bernicker)
Annex B-4	Form of Employment Agreement (Scott Dowty)
Annex B-5	Form of Employment Agreement (Robert Nathan)
Annex B-6	Form of Employment Agreement (Rush Taggart)
Annex B-7	Form of Employment Agreement (Gerald Grecco)
Annex C	Form of Letter Agreement
Annex D	Form of Registration Rights Agreement
Annex E	Form of Stockholder Agreement
Annex F	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 7, 2016, by and among FINTECH ACQUISITION CORP., a Delaware corporation (“Parent”), FINTECH MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FTS HOLDING CORPORATION, a Delaware corporation (“FTS” or “Seller”).

WHEREAS, Seller and its subsidiaries are engaged in the business of providing card-based payment processing services;

WHEREAS, the parties intend to effect the merger of FTS with and into Merger Sub, with Merger Sub continuing as the surviving entity following such merger (such merger being herein called the “Merger”);

WHEREAS, the respective boards of directors or other equivalent governing bodies of Parent, Merger Sub and Seller have approved the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement to the stockholders of Parent for their approval and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Parent; and

WHEREAS, the board of directors of Seller has (i) approved the Seller Charter Amendment in accordance with the Seller Charter Documents and (ii) shall seek to obtain, in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “DGCL”), a written consent of Seller’s stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article 1

CERTAIN DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2015 Financial Statements” has the meaning set forth in Section 6.1(b).

“Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Adverse Financing Conditions” has the meaning set forth in Section 6.13(a).

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and Seller and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger.

“Alternative Financing” has the meaning set forth in Section 6.13(a).

“Ancillary Agreements” means the Employment Agreements, the Registration Rights Agreement, the Letter Agreement, the Stockholder Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5

“Balance Sheet” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Seller Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Seller Entity or under which such Seller Entity has any liability, including on account of any ERISA Affiliate.

“Business” shall mean the business of the Seller Entities collectively as of the date hereof; and references to “business of the Seller”, “Seller’s business” or phrases of similar import shall be deemed to refer to the business of the Seller Entities collectively as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Card Association Registrations” has the meaning set forth in Section 4.30.

“Cash Merger Consideration” means One Hundred and Eighty million dollars ($180,000,000) plus the Excess Cash less the amount of the Seller Non-Reimbursable Expenses.

“Certificate of Merger” has the meaning set forth in Section 2.2.

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“Certificates” has the meaning set forth in Section 2.11(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means an aggregate of 17,000,000 shares of Parent Common Stock less the Converted Option Share Equivalent Number.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Converted Options” means the FTS Options that are converted into options to purchase shares of Parent Common Stock in accordance with Section 2.10.

“Converted Option Share Equivalent Number” means that number of shares of Parent Common Stock equal to the quotient of (a) the aggregate economic value expressed in dollars of all of the Converted Options (taking into account the value of the Merger Consideration allocable in respect of an FTS Common Share and the applicable exercise price of each of the Converted Options) determined in a manner consistent with Annex A hereto, divided by (b) Ten Dollars ($10.00).

“Debt Financing” has the meaning set forth in Section 5.12.

“Definitive Financing Agreements” has the meaning set forth in Section 6.13(a).

“DGCL” has the meaning set forth in the preamble.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“D&O Tail Policy” has the meaning set forth in Section 6.7.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” means the employment agreements with Jeff Shanahan, Patrick Shanahan, Chuck Bernicker, Scott Dowty, Robert Nathan, Rush Taggart and Gerald Grecco, each in substantially the form attached hereto as Annexes B-1 through B-7, respectively.

“Employment Contracts” has the meaning set forth in Section 4.24.

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“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions pursuant to applicable securities law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Equity Award Exchange Ratio” means, with respect to each FTS Option, the quotient obtained by dividing (a) (x) the Merger Consideration per FTS Common Share, expressed in dollars (assuming that each share of Common Stock Merger Consideration is valued at $10.00 per share) minus (y) the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time, by (b) (x) Ten Dollars ($10.00) minus (y) the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time.

“Equity Offering” has the meaning set forth in Section 6.13(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Seller entity under Section 414 of the Code.

“Excess Cash” means the aggregate amount, as determined in good faith by Seller’s executive management team, of the cash and cash equivalents of Seller and its Subsidiaries in excess of Five Hundred Thousand dollars ($500,000), excluding any cash or cash equivalents of Seller and its Subsidiaries that are restricted as to withdrawal or general use whether by contract or otherwise, are designated for expenditure in the acquisition or construction of noncurrent assets, or are segregated for use with respect to an existing liability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” has the meaning set forth in Section 6.13(b).

“FTS” has the meaning set forth in the preamble.

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“FTS Cashout Options” means those FTS Options outstanding immediately prior to the Effective Time that are, as of the Effective Time, to be cancelled pursuant to Section 2.10 and receive cash in consideration of such cancellation. The percentage of the FTS Options that will constitute FTS Cashout Options shall be equal to the quotient of (i) the Cash Merger Consideration allocable at Closing in respect of a share of FTS Common Stock held by any holder other than an FTV Entity, divided by (ii) the value of the Merger Consideration allocable at Closing in respect of an FTS Common Share held by any holder other than an FTV Entity. It is currently anticipated that such percentage will be approximately 31.2% (i.e., depending on the date of the Closing approximately 31.2% of the FTS Options will constitute FTS Cashout Options and the remainder of the FTS Options will constitute Converted Options); however, this percentage will be determinable only immediately prior to the Closing and the anticipated percentage shall be adjusted prior to Closing to take into account, among other things, the amount of accrued dividends/yield on the FTS Series A Shares through the Closing Date.

“FTS Common Shares” means the common stock, par value $0.0001 per share, of FTS.

“FTS Option” means each option to purchase FTS Common Shares that is outstanding under the FTS Option Plan.

“FTS Option Plan” means the FTS Holding Corporation 2010 Stock Option Plan.

“FTS Optionholder” means a holder of FTS Options.

“FTS Series A Shares” means the Series A preferred stock, par value $0.0001 per share, of FTS.

“FTS Shares” means the FTS Common Shares and FTS Series A Shares.

“FTV Entities” means FTVENTURES III, L.P., FTVENTURES III-N, L.P. and FTVENTURES III-T, L.P.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction or decree entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“Healthcare Reform Law” has the meaning set forth in Section 4.18(d).

“Indebtedness” means, without duplication and with respect to the Seller Entities, all (a) indebtedness for borrowed money (excluding any inter-company obligations for borrowed money and any trade payables); (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by any Seller Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet” has the meaning set forth in Section 4.5.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“Interim Financials” has the meaning set forth in Section 4.5.

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“ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Law” means any law, statute, ordinance, regulation, rule or regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Seller Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Seller Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Lender” has the meaning set forth in Section 5.12.

“Letter Agreement” shall mean an agreement among each of the Stockholders and Parent in substantially the form attached hereto as Annex C providing for certain restrictions on transfer applicable to the shares of Parent Common Stock issued as Common Stock Merger Consideration.

“Letter of Transmittal” has the meaning set forth in Section 2.11.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, operations or assets of the Seller, or (b) the ability of the Seller or Parent, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Seller Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof, (iv) any failure of the Seller Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which any Seller Entity conducts the Business.

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“Material Contracts” has the meaning set forth in Section 4.14.

“Member Bank” has the meaning set forth in Section 4.30

“Merchant” means any customer for whom a Seller Entity presently provides, processing or other electronic payment, credit or debit card related products, systems or services.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Minority Vote” means at least a majority of the outstanding FTS Common Shares and FTS Series A Shares voting together as a single class, with the FTS Series A Shares voting on an as converted to common basis, excluding any FTS Shares held by the FTV Entities and their respective Affiliates.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble.

“Parent Charter Amendment” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Costs” means the sum of (i) the Parent Transaction Expenses, (ii) all costs, fees and expenses incurred in connection with the review, negotiation, execution and consummation of the Equity Offering, and (iii) all costs, fees and expenses incurred in connection with the review, negotiation, execution and consummation of the Debt Financing, excluding any costs and expenses incurred by and reimbursed to (x) the Lenders pursuant to the Debt Commitment Letter or (y) the lenders of any Alternative Financing pursuant to any debt commitment letters for such Alternative Financing.

“Parent Equity Compensation Plan” has the meaning set forth in Section 6.8(b).

“Parent SEC Documents” has the meaning set forth in Section 5.6.

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

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“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses incurred by or on behalf of Parent in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and the preparation, filing, printing and distribution of the Proxy Statement, including the fees and expenses of legal counsel, accountants, financial advisors, proxy solicitors, and other representatives and consultants and due diligence and “road show” investor presentation (including travel-related) costs, fees and expenses.

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“Payoff Letter” has the meaning set forth in Section 6.14.

“Payoff Payments” means (i) the repayment of Repaid Indebtedness as provided in Section 3.2 and (ii) the Reimbursable Transaction Expenses payment as provided in Section 3.2 and Section 9.5.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller Entities and for which adequate reserves have been established in accordance with GAAP, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which a Seller Entity is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business, and (g) Encumbrances granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Potential Round Lot Holders” has the meaning set forth in Section 2.6.

“Press Release” has the meaning set forth in Section 6.9.

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“Prospectus” has the meaning set forth in Section 6.10.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Referral Partner” means person or entity that refers prospective new merchants to any Seller Entity.

“Registration Rights Agreement” means a registration rights agreement among Parent and the FTV Entities in substantially the form attached hereto as Annex D.

“Reimbursable Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of FTS on or before Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, but excluding the fees payable to Financial Technology Partners, L.P.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” has the meaning set forth in Section 6.10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Board” means the board of directors of the Seller.

“Seller Board Recommendation” has the meaning set forth in Section 4.2(b).

“Seller Charter Amendment” has the meaning set forth in Section 6.19.

“Seller Charter Documents” has the meaning set forth in Section 4.3.

“Seller Credit Agreement” has the meaning set forth in Section 6.14.

“Seller Entities” means, collectively, FTS and its Subsidiaries.

“Seller Intellectual Property” means all Intellectual Property that is owned by any Seller Entity.

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“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Seller Entity is a party, beneficiary or otherwise bound.

“Seller IP Registrations” means all Seller Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Jeff Shanahan, Charles Bernicker, Nicholas Dermatas, Patrick Shanahan, Scott Dowty, Robert Nathan, Rush Taggart and J. Alex Chapman.

“Seller Non-Reimbursable Expenses” means the fees, expenses or other amounts identified as “Seller Non-Reimbursable Expenses” on Schedule A of the Disclosure Schedules.

“Seller Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Stockholder Agreement” means a shareholders agreement, in substantially the form attached hereto as Annex E.

“Stockholder Allocation” has the meaning set forth in Section 2.7.

“Stockholder Notice” has the meaning set forth in Section 6.5(b).

“Stockholders” means the stockholders of Seller.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Merger pursuant to this Agreement.

“Transferred Employees” means the employees of Seller as of the Effective Time.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any FTS Common Shares, FTS Series A Shares or other equity interests in FTS held in the treasury of Seller.

“Trust Account” has the meaning set forth in Section 6.10.

“Voting Agreement” shall mean an agreement, in substantially the form attached hereto as Annex F, by and among Parent, Seller, the FTV Entities and certain stockholders of Parent signatory thereto.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Written Consent” has the meaning set forth in Section 6.5(a).

Section 1.1 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

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(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h) The term “foreign” means non-United States.

Article 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, FTS shall be merged with and into Merger Sub, and the separate corporate existence of FTS shall thereupon cease in accordance with the provisions of the DGCL. Merger Sub shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of FTS and Merger Sub shall vest in Merger Sub, and all debts, liabilities and duties of FTS and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificate of Merger. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL (the “Effective Time”).

Section 2.3 Organizational Documents; Name of Surviving Corporation. The corporate bylaws and certificate of incorporation of Merger Sub in the forms attached hereto as Exhibit B and Exhibit C, respectively, as amended pursuant to the Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, in each case the name of the corporation set forth therein shall be changed to “FTS Holding Corp.”.

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Section 2.4 Officers. The officers of FTS immediately prior to the Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the bylaws of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5 Board of Directors. The directors in office of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and will continue to hold office in accordance with the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6 Effect of Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, FTS or the Stockholders:

(a) All of the FTS Shares issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, Treasury Shares and other shares to be cancelled pursuant to Section 2.6(c)), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, be cancelled and automatically deemed for all purposes to represent the right to receive its allocable portion of the Merger Consideration as provided for herein, and each Stockholder shall cease to have any other rights as a stockholder of Seller with respect thereto.

(b) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or FTS, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(c) Each FTS Share owned by any Subsidiary of FTS and each Treasury Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

No certificates or scrip representing fractional shares of Parent Common Stock will be issued to a holder in connection with payment of the Merger Consideration; in lieu thereof, holders of FTS Shares prior to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock as a result of the Merger will receive cash in lieu of such fractional shares. Parent shall pay to each such holder an amount in cash (rounded to the nearest cent) determined by multiplying (i) $10.00 by (ii) the fraction of a share (after taking into account all shares of Parent Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement; provided that any such additional amounts payable to the holders of FTS Shares shall be in addition to, and shall not reduce, the Cash Merger Consideration.

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Notwithstanding anything to the contrary in this Section 2.6, to the extent a holder of FTS Shares would receive fewer than 100 shares of Parent Common Stock as a result of payment to it of its allocable portion of the Merger Consideration (such Persons, “Potential Round Lot Holders”), Parent shall have the right, exercisable in Parent’s sole and absolute discretion, to issue in the Merger an additional number of shares of Parent Common Stock to bring such Potential Round Lot Holder’s aggregate Parent Common Stock holdings to 100 shares of Parent Common Stock; provided that any such additional shares of Parent Common Stock shall be in addition to, and shall not reduce, the Common Stock Merger Consideration.

Section 2.7 Merger Consideration. On the Closing Date, Parent shall pay or cause the Merger Consideration (other than the Per Share Option Cash Consideration) to be paid or issued to the Stockholders in accordance with the terms and conditions of this Agreement and the allocation of the Merger Consideration set forth on Annex A hereto (the “Stockholder Allocation”), which shall be updated as necessary by FTS prior to the Closing to adjust for the items set forth on Annex A; provided, however, that no updates to the Stockholder Allocation pursuant to this Section 2.7 shall be made without Parent’s consent if Parent determines, on the advice of legal counsel, that such update or updates, when considered individually or in the aggregate, would require that Parent amend or supplement the Proxy Statement after it is declared effective by the SEC.

Section 2.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, FTS Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such FTS Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such FTS Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only to receive payment of the appraised value of such FTS Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such FTS Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6, without interest thereon. FTS shall provide Parent prompt written notice of any demands received by FTS for appraisal of FTS Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to FTS prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, FTS shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.9 Withholding Rights. Each of the Exchange Agent, Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, the applicable payor shall provide FTS with a written notice of such payor’s intention to withhold at least three (3) Business Days prior to any such withholding and each of the applicable parties hereto shall use commercially reasonable efforts to minimize any such Taxes. Any sum which is withheld as permitted by this Section 2.9 shall be remitted to the appropriate Governmental Authority and Parent shall provide the Stockholders with all appropriate or required reports showing such withholding. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.10 FTS Stock Options.

(a) FTS Cashout Options. At the Effective Time, each FTS Cashout Option, whether vested or unvested, shall, automatically and without any required action on the part of any FTS Optionholder or beneficiary thereof, be terminated by virtue of the Merger and each FTS Optionholder shall cease to have any rights with respect thereto, other than the right to receive, for each FTS Common Share underlying an FTS Cashout Option with a per share exercise price that is less than the value of the Merger Consideration allocable in respect of an FTS Common Share, a cash payment equal to the difference between (A) the value of the Merger Consideration allocable in respect of an FTS Common Share and (B) the per share exercise price of the FTS Cashout Option (without interest and subject to the deduction and withholding of such amounts as is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) (the “Per Share Option Cash Consideration”). Following the Effective Time and as a prerequisite to receiving their Per Share Option Cash Consideration, each such FTS Option Holder shall deliver to the Surviving Corporation an executed customary cancellation acknowledgement and release in respect of such FTS Option Holder’s FTS Cashout Options. The applicable Per Share Option Cash Consideration shall be paid to each FTS Option Holder holding a vested FTS Cashout Option in accordance with the terms hereof by the Surviving Corporation without any interest thereon. Any amounts withheld and paid over to any appropriate tax authority will be treated for all purposes of this Agreement as having been paid to the FTS Optionholder holding a vested FTS Cashout Option in respect of whom such deduction and withholding was made. As of the Effective Time, each FTS Cashout Option that is outstanding immediately prior to the Effective Time with a per share exercise price that is greater than the value of the Merger Consideration allocable in respect of an FTS Common Share will be canceled and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

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(b) Conversion of Options. At the Effective Time, all of the FTS Options outstanding immediately prior to the Effective Time that are not FTS Cashout Options shall, automatically and without any required action on the part of any FTS Optionholder or beneficiary thereof, be assumed by Parent and each such FTS Option shall be fully vested and converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FTS Option immediately before the Effective Time (including expiration date and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of FTS Common Shares subject to the FTS Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option shall be equal to the exercise price per FTS Common Share of such FTS Option immediately before the Effective Time; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any FTS Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(c) Notices. Prior to the Effective Time, FTS shall deliver to each FTS Optionholder a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such FTS Optionholder’s FTS Options and describing the treatment of such FTS Options in accordance with this Section 2.10.

(d) FTS Actions; Assumption of Plan. Prior the Effective Time, FTS shall provide such notice, if any, to the extent required under the terms of FTS Option Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the FTS Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article 2; and (ii) ensure that after the Effective Time, neither any holder of FTS Options, any beneficiary thereof, nor any other participant in the FTS Option Plan shall have any right thereunder to acquire any securities of FTS or to receive any payment or benefit with respect to any award previously granted under the FTS Option Plan, except as provided in this Article 2. At the Effective Time, Parent shall assume the FTS Option Plan, provided that all references to “Company” in the FTS Option Plan and the documents governing the Converted Options after the Effective Time will be deemed references to Parent and the number of shares of Parent Common Stock available for awards under the FTS Option Plan shall be determined by adjusting the number of FTS Common Shares available for awards under the FTS Option Plan immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

(e) Reservation of Shares. Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, upon the exercise of the Converted Options. As soon as practicable after the Effective Time, Parent will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Article 2. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any Converted Options outstanding. FTS and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

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Section 2.11 Surrender and Payment.

(a) Exchange Procedures. No less than fifteen (15) Business Days prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to FTS (the “Exchange Agent”) to act as the exchange agent in the Merger. At the Effective Time, (i) Parent or Merger Sub shall deliver, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Exchange Agent cash in an aggregate amount equal to the Cash Merger Consideration (less the amount of Excess Cash), and (ii) Seller shall deliver or shall cause to be delivered, by wire transfer of immediately available funds, to the Exchange Agent cash in an aggregate amount equal to the Excess Cash, which deposits shall be held by the Exchange Agent in a segregated account and shall be used solely and exclusively for purposes of paying the Cash Merger Consideration in accordance with this Agreement and shall not be used to satisfy any other obligations of Seller, Parent, Merger Sub or the Surviving Entity.

No later than three (3) Business Days after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder who was, at the Effective Time, a holder of record of FTS Shares entitled to receive Merger Consideration pursuant to Section 2.6 a letter of transmittal (which shall be in the form and substance approved by FTS and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such FTS Shares, if any (the “Certificates”), shall pass, only upon proper delivery of the Certificates to the Exchange Agent) (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.7 and the Stockholder Allocation. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) three (3) Business Days after receipt of a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate the Merger Consideration as provided in Section 2.7 with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. The Exchange Agent shall deliver (i) the Common Stock Merger Consideration issuable to each Stockholder in accordance with the Stockholder Allocation electronically through book entry-delivery or, upon the written request of any Stockholder, in the form of an original stock certificate to the address set forth in such Stockholder’s Letter of Transmittal, and (ii) the Cash Merger Consideration payable to each Stockholder in accordance with the Stockholder Allocation in immediately available funds in accordance with the payment instructions set forth in such Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented FTS Shares (other than Dissenting Shares, Treasury Shares and FTS Shares cancelled pursuant to Section 2.6(c) hereof) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.7 and the Stockholder Allocation. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11(a).

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(b) Distributions with Respect to Unexchanged FTS Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(c) Unclaimed Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the Stockholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders six (6) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the FTS Shares formerly represented by such Certificate in accordance with this Agreement and the Stockholder Allocation.

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as the Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

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Section 2.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of Seller or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

Section 2.14 Tax Free Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

Article 3

CLOSING

Section 3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to take place at the offices of Ledgewood, PC, Two Commerce Square, Suite 3400, 2001 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 7 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and Seller shall mutually agree in writing; provided, that in no event shall the Closing occur more than two (2) Business Days after the date that the Parent Stockholder Approval shall have been obtained. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. (New York City time) on the Closing Date.

Section 3.2 Repaid Indebtedness; Reimbursable Transaction Expenses. It is contemplated by the parties that, upon the Closing, all amounts outstanding under the Seller Credit Agreement as of the Closing Date, will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded by Parent. In order to facilitate such repayment, prior to the Closing, Seller shall obtain the Payoff Letter as set forth in Section 6.14. Subject to the satisfaction of the Seller Entities’ conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make or cause to be made the payments referenced in the Payoff Letter on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Reimbursable Transaction Expenses will be fully paid, and that such payments will be funded by Parent, either directly to the payees thereof or to the Seller or its Affiliates in reimbursement of such Reimbursable Transaction Expenses paid prior to the Effective Time. Subject to the satisfaction of the Seller Entities’ conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make or cause to be made payment of the Reimbursable Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

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Section 3.3 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) the Seller shall deliver or cause to be delivered the following:

(i) the Excess Cash to the Exchange Agent for further distribution to the Stockholders in accordance with this Agreement and the Stockholder Allocation; and

(ii) to Parent and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.2; and

(b) Parent and Merger Sub shall deliver or cause to be delivered the following:

(i) the (A) Merger Consideration (less the aggregate amount of the Per Share Option Cash Consideration) to the Exchange Agent for further distribution to the Stockholders in accordance with this Agreement and the Stockholder Allocation and (B) the aggregate amount of the Per Share Option Cash Consideration to the Surviving Entity for further distribution to the holders of FTS Cashout Options;

(ii) the aggregate amount of the Repaid Indebtedness to the lenders thereof;

(iii) the aggregate amount of the Seller Non-Reimbursable Expenses as directed by Seller in writing prior to the Closing;

(iv) the aggregate amount of the Reimbursable Transaction Expenses as directed by Seller prior to the Closing; and

(v) the certificates and other documents required to be delivered pursuant to Section 7.3.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each Seller Entity is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which each Seller Entity is licensed or qualified to do business, and each Seller Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. FTS has two Subsidiaries, Card Connect, LLC and Princeton Payment Solutions, LLC, and directly or indirectly owns 100% of the outstanding equity interests of such Subsidiaries, free and clear of all Encumbrances. Seller does not own or have any ownership interest in any other Person other than Card Connect, LLC and Princeton Payment Solutions, LLC. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Seller Entity, as amended to date, have been previously delivered to Parent.

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Section 4.2 Authority; Board Approval.

(a) Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders holding a majority of the outstanding FTS Common Shares and FTS Series A Shares voting together as a single class in accordance with the Seller Charter Documents (“Seller Stockholder Vote”), to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and any Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Seller Stockholder Vote. The Seller Stockholder Vote is the only vote or consent of the holders of any class or series of Seller’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) Seller Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Seller Board Recommendation”).

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Section 4.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) subject to, in the case of the Merger, obtaining the Seller Stockholder Vote and the effectiveness of the Seller Charter Amendment, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller (“Seller Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Seller Stockholder Vote and the effectiveness of the Seller Charter Amendment, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Seller Entity. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the effectiveness of the Seller Charter Amendment, the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act or any other antitrust law.

Section 4.4 Capitalization.

(a) The authorized capital stock of Seller consists of 34,175,000 FTS Common Shares, of which 8,608,721 are issued and outstanding as of the date hereof, and 20,365,000 FTS Series A Shares, of which 20,364,981 are outstanding as of the date hereof. Section 4.4(a) of the Disclosure Schedules sets forth as of the date hereof (i) the name of each Person that is the registered owner of any FTS Common Shares or FTS Series A Shares and the number of FTS Common Shares and/or FTS Series A Shares owned by such Person, and (ii) a list of all holders of outstanding FTS Options, including the number of FTS Common Shares subject to each such FTS Option, the grant date, and exercise price for such FTS Option, the extent to which such FTS Option is vested and exercisable and the date on which such FTS Option expires. Each FTS Option was granted in compliance with all applicable Laws and all of the terms and conditions of the FTS Option Plan pursuant to which it was issued. Each FTS Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which Seller Board or its compensation committee actually awarded the FTS Option. Each FTS Option qualifies for the tax and accounting treatment afforded to such FTS Option in Seller’s Tax Returns and Seller’s Financial Statements, respectively, and does not trigger any liability for the FTS Option holder under Section 409A of the Code. Seller has heretofore provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

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(b) Except for currently outstanding FTS Options which have been granted to employees, consultants or directors pursuant to the FTS Option Plan, and a reservation of additional FTS Common Shares for direct issuances or purchase upon exercise of FTS Options under the FTS Option Plan, and except as disclosed on Section 4.4(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Seller or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by Seller or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of Seller or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. Section 4.4(b) of the Disclosure Schedules sets forth the accrued and unpaid dividends with respect to the outstanding FTS Series A Shares as of the date of this Agreement. There are no declared or accrued unpaid dividends with respect to any FTS Common Shares.

(c) All issued and outstanding FTS Common Shares and FTS Series A Shares are, and all FTS Common Shares which may be issued pursuant to the exercise of FTS Options, when issued in accordance with the terms of the FTS Options, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Seller Charter Documents or any agreement to which Seller is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding FTS Common Shares, FTS Series A Shares and FTS Options were issued in compliance with applicable Law.

(d) No outstanding FTS Common Shares or FTS Series A Shares are subject to vesting or forfeiture rights or repurchase by Seller. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Seller or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Seller were undertaken in compliance with the Seller Charter Documents then in effect, any agreement to which Seller then was a party and in compliance with applicable Law.

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Section 4.5 Financial Statements.

(a) Section 4.5(a) of the Disclosure Schedules sets forth Seller’s audited financial statements consisting of the balance sheet of Seller as of December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as of September 30, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and reclassifications and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and other presentation items. The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of September 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedules, Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

(c) The Audited Financial Statements included in Section 4.5(a) of the Disclosure Schedules will not differ materially from the balance sheet of Seller as of December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended provided by Seller for inclusion in the Proxy Statement.

Section 4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedule, Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of Seller prepared in accordance with GAAP, consistently applied, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) those which are not material, individually or in the aggregate, to the Seller Entities, taken as a whole, (d) obligations of future performance under Contracts as set forth on Section 4.6 of the Disclosure Schedules and (e) those set forth on any of the Disclosure Schedules to this Agreement to the extent such Liabilities are reasonably apparent from the description of such matter.

Section 4.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, since the Interim Balance Sheet Date, each Seller Entity has conducted the Business in the ordinary course of business consistent with past practice.

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(b) Other than as set forth in Section 4.7(b) of the Disclosure Schedule, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Seller, any:

(i) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) amendment of its charter or by-laws or the organizational documents of its Subsidiaries;

(iii) split, combination or reclassification of any shares of its capital stock;

(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity security of it or its Subsidiaries other than grants of FTS Options made in the ordinary course of business;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

(vi) material change in Seller’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii) material change in any method of accounting or accounting practice of Seller, except as required by GAAP, securities laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Financial Statements;

(viii) incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $150,000 by it or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the Balance Sheet with a value in excess of $150,000 individually or $500,000 in the aggregate, or cancellation of any debts with a value in excess of $150,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any license or sublicense with respect to any Seller Intellectual Property;

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(xi) material damage, destruction or loss (whether or not covered by insurance) to its property

(xii) any capital investment in, or any loan to, any other Person, in each case in excess of $200,000 individually or $500,000 in the aggregate;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which Seller is a party or by which it is bound not in accordance with the terms of such Material Contract;

(xiv) any material capital expenditures in excess of budgeted amounts;

(xv) imposition of any Encumbrance upon any of Seller properties, capital stock or assets, tangible or intangible;

(xvi) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or as required by applicable Law, (ii) change in the terms of employment for any employee for which the aggregate increase in costs and expenses with respect such employee exceeds $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xvii) adoption, modification or termination of any Benefit Plan or collective bargaining agreement;

(xviii) any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xx) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

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(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xxiii) action by Seller to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the Seller’s past practices and (ii) would reasonably be expected to have the effect of increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(xxiv) commitments or agreements to any of the foregoing.

Section 4.8 Title; Leased Real Property.

(b) Seller Entities have good and valid title to, or a valid leasehold interest in, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(c) Section 4.8(c) of the Disclosure Schedules lists with respect to each Leased Real Property of the Seller Entities as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, Seller has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Seller. No Seller Entity owns, or has owned at any time prior hereto, a freehold estate in any real property. To Seller’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9 Condition of Assets. Except as set forth in Section 4.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 4.10 [Reserved]

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Seller IP Registrations, indicating as to each item as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item; and (ii) software included in the Seller Intellectual Property (listed by major point version) material to the Business or operations of the Seller Entities. All required filings and fees related to the Seller IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing. The Seller has provided Parent with true and complete copies of any material file histories, documents, certificates, office actions, correspondence and other materials related to all Seller IP Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Seller IP Agreements that are (i) licenses of Seller Intellectual Property granted to a third party other than in the ordinary course of business or (ii) licenses of Intellectual Property granted by a third party and material to the Business or operations of the Seller; or (iii) otherwise material to the Business or operations of any Seller Entity. The Seller has provided Parent with true and complete copies of all such Seller IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Seller IP Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect and neither the Seller nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Seller IP Agreement.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Seller is the sole and exclusive legal and beneficial, and with respect to the Seller IP Registrations, record, owner of all right, title and interest in and to the Seller Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Seller’s Business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Seller has obtained binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Seller any ownership interest and right they may have in the Seller Intellectual Property; and (ii) acknowledge the Seller’s exclusive ownership of all Seller Intellectual Property. The Seller has provided Parent with true and complete copies of all such agreements.

(d) The Seller’s rights in the Seller Intellectual Property are subsisting and enforceable and, to the Seller’s Knowledge, valid. The Seller has taken commercially reasonable steps to maintain the Seller Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Seller Intellectual Property.

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(e) The conduct of the Business, and the products, processes and services of the Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Seller Intellectual Property.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent a Seller Entity from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

(g) Except as set forth in Section 4.11(g) of the Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Seller; (ii) challenging the validity, enforceability, registrability or ownership of any Seller Intellectual Property or the Seller’s rights with respect to any Seller Intellectual Property; or (iii) by the Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Seller Intellectual Property. The Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Seller Intellectual Property.

Section 4.12 Privacy and Data Security.

(a) Privacy Policy. The Seller has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Seller Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Seller Entity is and has been in compliance with such privacy policy. True and complete copies of all privacy policies that have been used by any Seller Entity at any time during the preceding five (5) years have been provided or made available to Parent. The Seller has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Seller.

(b) Compliance with Privacy and Data Security Laws. Each Seller Entity has complied at all times with all applicable Laws regarding the collection, retention, use and protection of personal information, including the Payment Card Industry Data Security Standards.

(c) Privacy and Data Security Contractual Obligations. Each Seller Entity is in compliance with the terms of all Material Contracts to which such Seller Entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

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(d) Privacy and Data Security Complaints and Investigations. No Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any Seller Entity’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Seller Entity, or, to the Knowledge of Seller, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e) Effect of the Transaction. The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Seller Entity as it currently exists.

(f) Security Measures. The Seller has established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) Security Breaches and Unauthorized Use. The Business of the Seller Entities has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Seller Entity or otherwise held or processed on its behalf.

Section 4.13 Software and IT.

(a) Seller’s Systems are reasonably sufficient for the immediate and anticipated needs of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Seller’s Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Business.

(b) In the last five years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of Seller’s Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Seller’s Systems or the conduct of the Business of Seller or the other Seller Entities; (ii) loss, destruction, damage or harm of or any Seller Entity or any of their Business or operations, personnel, property or other assets; or (iii) liability of any kind to the Seller Entities or their Business. Each Seller Entity has taken commercially reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Seller Systems and the data and other information stored thereon.

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(c) The Seller Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.14 Contracts. Section 4.14 of the Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Seller Entity is a party or by which it is bound (such Contracts, together with all Contracts concerning the Leased Real Property disclosed in Section 4.8 of the Disclosure Schedules and all Seller IP Agreements as set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(a) Contracts for the sale of any of the assets of any Seller Entity with value in excess of $150,000 individually or $500,000 in the aggregate, other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits other than those that are on the Company’s standard form of independent sales representative agreement or referral agreement;

(c) Contracts containing covenants obligating a Seller Entity not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants obligating a Seller Entity not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with customers and suppliers;

(e) Contracts entered into the five years relating to the acquisition or disposition by a Seller Entity (by merger, purchase of stock or assets or otherwise) of any business or a material amount of stock or assets of any other Person other than Contracts relating to the acquisition of residuals done in the ordinary course of business;

(f) Contracts evidencing Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract under which any Seller Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than the other Seller Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(h) any Contract under which any Seller Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(i) any Contract between any Seller Entity, on the one hand, and any of their respective directors or executive officers, on the other hand, other than the Employment Contracts;

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(j) all employment agreements and Contracts with independent contractors or consultants that provides for annual payments in excess of $150,000 to which a Seller Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(k) collective bargaining agreements;

(l) Contracts with customers of any Seller Entity that involve contractual commitments by such customer to make annual payments in excess of $200,000 per year and that cannot be canceled by a Seller Entity without penalty or without more than thirty (30) days’ notice;

(m) Contracts with suppliers of any Seller Entity that involve contractual commitments by a Seller Entity to make annual payments in excess of $200,000 per year and that cannot be canceled by a Seller Entity without penalty or without more than thirty (30) days’ notice;

(n) any Contract with a Governmental Authority in excess of $100,000;

(o) any Contract under which any Seller Entity is obligated to make any capital commitment or expenditure in excess of $200,000;

(p) Contracts for the storage, treatment, disposal, recycling, investigation, removal or remediation of Hazardous Substances;

(q) other Contracts (other than those listed in clauses (a) through (n) of this Section 4.12 and other than the Employment Contracts) (i) that involve aggregate consideration in excess of $100,000 per year, and (ii) that cannot be canceled by Seller without penalty or without more than 30 days’ notice; and

(r) any other Contract that is material to any Seller Entity, provides for consideration in excess of $100,000 annually or $250,000 in the aggregate and is not previously disclosed pursuant to this Section 4.14, Section 4.8 or Section 4.11(b).

Except as set forth in Section 4.14, Section 4.8 or Section 4.11(b) of the Disclosure Schedule, each Material Contract is valid, binding and enforceable on the applicable Seller Entity in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

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Section 4.15 Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened, (a) against a Seller Entity or any of its assets (or, to Seller’s Knowledge, against any of the officers or directors of any Seller Entity related to their business duties, which interfere with their business duties, or as to which any Seller Entity has any indemnification obligations) or (b) against or by Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Seller Entity or any of its properties or assets. Each Seller Entity is in compliance with the terms of each applicable Governmental Order set forth in Section 4.15 of the Disclosure Schedules.

Section 4.16 Compliance with Laws; Permits. Each Seller Entity is now, and for the past five (5) years has been in compliance in all material respects with all Laws applicable to it and its Business. All Permits required for Seller to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16 of the Disclosure Schedules lists all current Permits issued to Seller. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16 of the Disclosure Schedules.

Section 4.17 Environmental Matters. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a) Each Seller Entity is now, and for the past five (5) years has been in compliance in all material respects with all Environmental Laws and is not in receipt from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) No Leased Real Property presently leased by any Seller Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of Seller or any Leased Real Property presently leased by any Seller Entity, and in the last five (5) years, no Seller Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Permit by, any Seller Entity.

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(d) No Seller Entity owns or operates any active or abandoned aboveground or underground storage tanks.

(e) No Seller Entity has used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(f) No Seller Entity has retained or assumed, by contract or operation of Law, any ongoing liabilities or obligations of third parties under Environmental Law.

(g) Seller has provided or otherwise made available to Parent and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of Seller or any currently or formerly owned or operated real property or Leased Real Property which are in the possession or control of any Seller Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) This Section 4.17 contains the sole and exclusive representations and warranties with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental Laws or relating to Hazardous Substances.

Section 4.18 Employee Benefit Matters.

(a) Section 4.18(a) of the Disclosure Schedules sets forth a list of each Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b) As applicable with respect to the Benefit Plans, Seller has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Seller Entities or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Seller Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or prototype opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code.

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(d) Each Seller Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.

(e) Except as set forth in Section 4.18(e) of the Disclosure Schedule, all payments under the Benefit Plans that have become due have been made on a timely basis and all such payments that become due prior to the Closing Date shall be made.

(f) No Seller Entity nor to Seller’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Seller Entity, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Seller Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 303(k), Code Section 430(k) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Seller Entity contributes to, is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(i) No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by law.

(j) Except as expressly provided otherwise in this Agreement or as set forth in Section 4.18(j) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of the Seller Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Seller Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Seller has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

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(k) To the Seller’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Seller’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code.

(m) No Seller Entity or any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Seller Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 4.19 Taxes. Except as set forth in Section 4.19 of the Disclosure Schedule:

(a) All income and other Tax Returns required to be filed on or before the Closing Date by the Seller have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) In the past five (5) years, no claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller, which extension or waiver is still in effect.

(e) The amount of the Seller’s Liability for unpaid Taxes for all periods ending on or before September 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Seller’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Seller (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f) Section 4.19(f) of the Disclosure Schedules sets forth the taxable years for which examinations by taxing authorities are presently being conducted with respect to the Seller.

(g) All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations).

(h) The Seller is not a party to any current Legal Proceeding by any taxing authority. There are no pending or threatened Legal Proceedings by any taxing authority.

(i) The Seller has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Seller for all Tax periods ending after December 31, 2011.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Seller.

(k) The Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Seller.

(m) The Seller has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Seller has no Liability for Taxes of any Person (other than the Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or contract.

(n) The Seller will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(o) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(i) an installment sale or open transaction occurring on or prior to the Closing Date;

(ii) a prepaid amount received on or before the Closing Date;

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(iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(iv) any election under Section 108(i) of the Code.

(p) The Seller is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) In the past two (2) years, the Seller has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Seller is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).

Section 4.20 Employee Relations.

(a) Except as set forth in Section 4.20(a) of the Disclosure Schedule, no Seller Entity is: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or to Seller’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Seller Entity is or would be a party. In the last year, no Seller Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to Seller’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to Seller’s Knowledge, union organizing activity by or for the benefit of the employees of any Seller Entity or otherwise affecting any Seller Entity.

(b) Each Seller Entity is, and for the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor and employment. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no pending or to Seller’s Knowledge, threatened, claims against any Seller Entity on account of any labor or employment matter or action.

(c) Each Seller Entity has properly classified all employees, leased employees, consultants and independent contractors. Except as set forth in Section 4.20(c) of the Disclosure Schedule, the employment of each employee of a Seller Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

(d) Section 4.20(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, by Seller Entity, with respect to each current employee of any Seller Entity (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification, and date of hire; (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2015; and (iii) any amount for which any Seller Entity is contractually obligated to pay in any subsequent year (excluding performance based bonus target opportunities).

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(e) Section 4.20(e) of the Disclosure Schedules accurately sets forth as of the date hereof the number of employees terminated by any Seller Entity since December 31, 2014, and sets forth as of the date of this Agreement an accurate and complete list of the following information for each employee who has been terminated or laid off: (i) the date of such termination or layoff; and (ii) the location to which the employee was assigned.

Section 4.21 Transactions with Related Parties. Except for agreements related to employment with Seller Entities, and except as set forth in Section 4.21 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Seller Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Seller Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Seller Entity).

Section 4.22 Insurance. Section 4.22 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Seller Entity is the owner, insured or beneficiary or covering any of the assets of any Seller Entity (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Seller Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by such policy. Except as set forth in Section 4.22 of the Disclosure Schedules or in a notice to Parent given pursuant to Section 6.7: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under the Insurance Policies; (c) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (d) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (e) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two years.

Section 4.23 Brokers. Except as set forth on Section 4.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of Seller.

Section 4.24 Employment Contracts; Compensation Arrangements; Officers and Directors. Seller has provided to Parent a schedule setting forth a complete and correct list of (a) all Contracts to which any Seller Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $150,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent) and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) as of the date hereof, the names, titles and current annual salary, including any bonus opportunity, if applicable, of all present directors, officers and employees, of any Seller Entity, whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $150,000, together with a statement of the full amount of all remuneration paid by such Seller Entity to each such Person during the twelve (12)-month period ending December 31, 2015.

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Section 4.25 Suppliers; Customers.

(a) Seller has provided to Parent a complete and correct list setting forth (i) the names of the suppliers of goods or services to the Seller Entities that a Seller Entity has paid in excess of $250,000 during the twelve-month period ended December 31, 2015 and the dollar amount of such goods or services purchased by the Seller Entities with respect to each such supplier during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such supplier that any such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services sold or provided to such Seller Entity by more than 10%. To Seller’s Knowledge as of the date hereof, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

(b) Seller has provided to Parent a complete and correct list setting forth the names of the five (5) largest customers to which the Seller Entities provided services during the twelve-month period ended December 31, 2015 and the dollar amount of such services sold by the Seller Entities to such customers during such period. During the twelve-month period ending on the date hereof, no Seller Entity has received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with such Seller Entity or will reduce the annual volume of goods or services purchased from such Seller Entity by more than 10%. To Seller’s Knowledge as of the date hereof, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

Section 4.26 Regulatory Compliance. No Seller Entity has made voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Seller Entity in writing of any actual or alleged violation or breach by it. No Seller Entity is undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, such Seller Entity’s compliance with any FCPA Law. No Seller Entity is party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to any Seller Entity’s compliance with applicable FCPA Laws.

Section 4.27 Power of Attorney. No Person holds a power of attorney to act on behalf of any Seller Entity.

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Section 4.28 Parent Common Stock. No Seller Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.29 Books and Records. The minute books and stock record books of each Seller Entity, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practice. The minute books of each Seller Entity contain accurate and complete records of all meetings, and actions taken by written consent of, the respective, stockholders or members, board of directors and any committees thereof, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors or committee, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of those books and records will be in possession of Seller.

Section 4.30 Registered ISO; Card Association Compliance.

(a) CardConnect, LLC is registered in an appropriate capacity by a member of, and is in good standing with, those payment card networks (the “Card Associations”) required to operate the Business (collectively, the “Card Association Registrations”). The Card Association Registrations are in full force and effect. No additional registration or qualification with any Card Association or any member bank of such Card Association (each, a “Member Bank”) is required to operate the Business. Except for the Card Association Registrations, the operating of the Business does not require the Business to be registered with the Card Associations as a third party agent, third party processor other type of entity, whether with a particular Member Bank or otherwise. All of the services that the Seller Entities provide to customers are of the type authorized to be provided by the Seller Entities pursuant to the Card Association Registrations.

(b) Each Seller Entity has complied with and is in compliance with, in all material respects, all requirements of the Card Associations applicable to the Business and such Seller Entity, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, policies and procedures promulgated by such Card Associations, in each case as may be in effect from time to time (collectively, “Network Rules”). No Seller Entity has received notice of any actual or alleged violation of any Network Rules. To the Seller’s Knowledge, none of the Merchants, Referral Partners or ISOs of any Seller Entity have failed to comply with the Network Rules in such a way that it would cause a Seller Entity to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

(c) None of Seller Entities’ ISOs or Referral Partners acting on behalf of a Seller Entity is required to be registered with the Card Associations to perform its obligations under any agreement with a Seller Entity and the performance of such agreements will not cause any Seller Entity to violate the Network Rules.

(d) Each Seller Entity uses commercially reasonable efforts to ensure that all of its Merchants, ISOs Referral Partners and other business relationships are and have been in material compliance with all Network Rules and all applicable Laws, including by monitoring such Merchants, ISOs, Referral Partners and other business relationships from time to time.

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Section 4.31 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY AGREEMENT, SELLER DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO SELLER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted, and, upon obtaining the Parent Stockholder Approval, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub is a corporation wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2 Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.3 No Conflict. Except as set forth in Section 5.3 of the Disclosure Schedule, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter Amendment, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or Merger Sub is subject, (ii) violate any provision of the charter, bylaws, or other organizational documents of Parent or Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under or result in or permit the termination or amendment of any provision of, any Contract to which Parent or Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act, the Exchange Act the HSR Act and any other applicable antitrust law.

Section 5.5 Brokers. Except for Cantor, Fitzgerald & Co. and Piper Jaffray & Co. (each of whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Seller, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6 SEC Filings. Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 5.7 Capitalization. As of the date of this Agreement:

(a) The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, of which 13,733,333 shares are outstanding; 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding, and 10,300,000 warrants to purchase Parent Common Stock which are issued and outstanding. All 13,733,333 shares of Parent Common Stock are validly issued, fully paid and nonassessable.

(b) Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub, other than Encumbrances created by Seller and Encumbrances in connection with any Financing obtained in connection with the transactions contemplated hereby. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person.

(c) The shares of Parent Common Stock to be issued pursuant to this Agreement, subject to the Parent Stockholder Approval and the effectiveness of the Parent Charter Amendment, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 5.8 Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 5.9 Compliance with Laws. Parent and Merger Sub are now and have been in material compliance with all Laws applicable to their respective business, properties or assets. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Neither Parent nor Merger Sub has received any written notice of any violation of Law.

Section 5.10 NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

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Section 5.11 Pro Forma Capitalization of Parent. Section 5.11 of the Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Merger but without giving effect to any securities issued in connection with the Equity Offering, assuming (a) 14,856,877 shares of Parent Common Stock are issued as Common Stock Merger Consideration, (b) 3,472,506 options to purchase shares of Parent Common Stock are granted to the holders of Converted Options, (c) FinTech Investor Holdings, LLC does not exercise its right to convert its outstanding loan to the Company into warrants to Purchase Parent Common Stock at Closing and such loan is repaid fully in cash and (d) 4,129,630 shares of Common Stock are authorized under the Parent Equity Compensation Plan and such plan is approved by Parent’s stockholders at the Parent Stockholder Meeting, and without giving effect to any redemptions after the date hereof by Parent of shares issued in its initial public offering. Based on the assumptions set forth in the immediately preceding sentence and prior to giving effect to any securities issued in connection with the Equity Offering, immediately following the Closing, the shares of Parent Common Stock issued as Common Stock Merger Consideration shall represent at least 32% of the outstanding shares of Parent Common Stock on a fully diluted basis (for the purpose of clarity, warrants to purchase Parent Common Stock, regardless of whether such warrants are exercisable immediately following the Closing, shall be deemed to be outstanding for the purposes of such calculation). Except as set forth in Section 5.11 of the Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.12 Financing. Merger Sub has received and accepted (a) a commitment letter and related fee letters from BMO Harris Bank N.A. and BMO Capital Markets Corp. (collectively, the “First Lien Lender”), dated as of the date hereof (together, the “First Lien Debt Commitment Letter”), a true and complete copy of which has been provided to the Seller Board, pursuant to which the First Lien Lender has committed, subject to the terms and conditions set forth therein, to provide $130,000,000 of debt financing (the “First Lien Debt Financing”) and (b) a commitment letter and related fee letter from Babson Capital Management, LLC (the “Second Lien Lender” and, together with the First Lien Lender, each, a “Lender” and collectively, the “Lenders”), dated as of the date hereof (together, the “Second Lien Commitment Letter” and, together with the First Lien Commitment Letter, the “Debt Commitment Letters”), a true and complete copy of which has been provided to Seller, pursuant to which the Second Lien Lender has committed, subject to the terms and conditions set forth therein, to provide $40,000,000 of debt financing (the “Second Lien Debt Financing” and, together with the First Lien Debt Financing, collectively, the “Debt Financing”). As of the date hereof, the Debt Commitment Letters are in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and, as of the date hereof, to the knowledge of Merger Sub, no such withdrawal, termination, amendment or modification is contemplated by any Lender. The Debt Commitment Letters, in the forms so delivered, are legal, valid and binding obligations of Merger Sub, and to the knowledge of Merger Sub, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligation of any Lender to provide the Debt Financing or any contingencies that would permit any Lender to reduce the total amount of the Debt Financing. There are no side letters or other agreements, contracts or arrangements (except for the Debt Commitment Letters and any related engagement letters) relating to the funding or investing, as applicable, of the full amount of the Debt Financing or otherwise affecting the availability of the Debt Financing. As of the date hereof, (a) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Sub under any term or condition of the Debt Commitment Letters and (b) Merger Sub is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Merger Sub in the Debt Commitment Letters inaccurate. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters, and (ii) at or prior to Closing, Parent receives gross proceeds of at least $30 million from the proposed Equity Offering, the Financing will provide Parent with cash proceeds on the Closing Date in an amount, together with Parent’s cash on hand, sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of all required amounts pursuant to this Agreement. Merger Sub has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date of this Agreement, and Merger Sub will pay any and all such fees as they become due. Merger Sub has no reason to believe that the conditions to the funding contemplated by the Debt Commitment Letters will not be satisfied on or before the Closing or that the aggregate proceeds contemplated by the Debt Commitment Letters will not be available to Merger Sub on the Closing Date.

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Section 5.13 Transactions with Related Parties. Except as set forth in Section 5.13 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to Parent).

Section 5.14 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Article 6

COVENANTS AND AGREEMENTS

Section 6.1 Access and Information; Financial Statements.

(a) From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article 8, the Seller shall: (i) permit Parent and Merger Sub, potential financing sources, if any, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to Seller’s properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Seller Entities and any access or furnishing of information will be conducted at Parent’s expense and under the supervision of Seller or its representatives); (ii) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including, without limitation, Tax information) with respect to any Seller Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law; and (iii) provide to Parent monthly financial statements of Seller reasonably promptly following each calendar month-end. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of any Seller Entity in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Non-Disclosure Agreement, dated June 8, 2015, between Parent and Seller (the “Confidentiality Agreement”) and any information provided pursuant to this Section 6.1 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that, Parent may disclose confidential information covered by the Confidentiality Agreement to any potential financing source from whom the Parent is seeking financing with Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent and such financing source have entered into a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Seller Entities to disclose information subject to attorney-client privilege.

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(b) Seller shall prepare audited financial statements for fiscal year 2015, consisting of the consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2015 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “2015 Financial Statements”), in accordance with GAAP applied on a consistent basis throughout the periods involved. The 2015 Financial Statements will be based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the dates they are prepared and the results of the operations of Seller for the periods indicated. Seller shall use its reasonable best efforts to deliver copies of the 2015 Financial Statements to Parent, as soon as reasonably practicable following the end of Seller’s 2015 fiscal year, but in no event later than April 30, 2016; provided this Agreement has not otherwise been terminated pursuant to Article 8 prior to such date.

Section 6.2 Conduct of Business by Seller. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.2 of the Disclosure Schedule, Seller covenants and agrees that it shall, and shall cause each Seller Entity to, operate the Business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with any Seller Entity. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, Seller shall not, and shall cause each other Seller Entity not to, take any action described in Section 4.7(b).

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Section 6.3 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any applicable Law to consummate the transactions contemplated hereunder; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Seller and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Section 4.2 and Section 4.3 of the Disclosure Schedules. The Seller and Parent shall use reasonable best efforts to obtain the consents described in Section 7.2(f) of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided that no party nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

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(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.4 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by Seller and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5 Stockholder Consent.

(a) The Seller shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date the Proxy Statement is declared effective by the SEC, the Seller Stockholder Vote and the Minority Vote pursuant to written consents of the Stockholders in a form reasonably acceptable to Parent and the affirmative vote or consent of Stockholders adopting and approving the Seller Charter Amendment (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Seller Board Recommendation. Reasonably promptly following receipt of the Written Consent, the Seller shall deliver a copy of such Written Consent to Parent.

(b) Reasonably promptly following receipt of the Written Consent, the Seller shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Seller Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Seller and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s FTS Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.5(b) shall be subject to Parent’s advance review and reasonable approval.

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Section 6.6 Forms of Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Seller and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party reasonably promptly after the making thereof. Except with respect to costs that constitute Reimbursable Transaction Expenses (which Reimbursable Transaction Expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.7 Insurance. During the period from and after the date hereof until the Effective Time, Seller shall use reasonable best efforts to maintain in full force and effect the Insurance Policies listed in Section 4.22 of the Disclosure Schedule, subject only to variations required in the ordinary course of business, and will obtain, prior to the lapse of any such policy, the same or substantially similar coverage with insurers of recognized standing. Seller shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the Insurance Policies listed in Section 4.22 of the Disclosure Schedule.

Prior to the Closing, the Seller shall obtain and fully pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Seller as the Seller’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be a Reimbursable Transaction Expense. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

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Section 6.8 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file a Registration Statement, including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of (i) registering the Common Stock Merger Consideration under the Securities Act, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger and (iii) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Seller and their counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit Seller and their counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with Seller and their advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Seller’s failure to consent is Seller’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and the United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Seller, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b) The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) an amendment to Parent’s certificate of incorporation to increase the authorized number of shares of Parent Common Stock, change the name of Parent, and declassify the board of directors of Parent (the “Parent Charter Amendment”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Common Stock Merger Consideration; (iv) approval of an equity compensation plan in a form reasonably satisfactory to Parent and Seller and providing for 4,129,630 shares of Common Stock reserved for issuance (as adjusted based upon the final determination of the assumptions set forth in Section 5.11 of the Disclosure Schedule prior to the Closing) (the “Parent Equity Compensation Plan”); (v) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

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(c) Seller and the Stockholders shall provide Parent, as promptly as reasonably practicable, with such information concerning the Seller Entities as may be necessary for the information concerning the Seller Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Seller Entities furnished by or on behalf of the Seller Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Seller or any other information furnished in writing by a Seller for inclusion in the Proxy Statement).

(d) Subject to the fiduciary duties of its board of directors, Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters, and shall otherwise act in good faith and use reasonable best efforts to obtain the Parent Stockholder Approval.

Section 6.9 Form 8-K Filings. Parent and Seller shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Seller shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Seller and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Seller shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10 No Claim Against Trust Account. Notwithstanding anything else in this Agreement, Seller acknowledges that it has received a copy of the Parent’s final prospectus dated February 12, 2015 (the “Prospectus”) and understands that Parent has established a trust account (the “Trust Account”) initially in an amount of at least $100,000,000 for the benefit of the Public Stockholders (as defined in the Prospectus) and the underwriter of Parent’s initial public offering and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the Public Stockholders if Parent liquidates or fails to consummate a Business Combination within 18 months from the closing date of the Parent’s initial public offering or (iii) to Parent after or concurrently with the consummation of a Business Combination. Seller hereby agrees, on behalf of Seller, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Seller Entities and their respective Representatives do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit Seller’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for Parent to specifically perform its obligations under this Agreement, subject in all respects to Parent’s rights and obligations and limitations with respect to the Trust Account as described in the Prospectus, and (y) nothing herein shall serve to limit or prohibit any claims that Seller or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.10 will survive the termination of this Agreement and will not expire and may not be altered in any way without the express written consent of Parent; provided, however, that any consent of Parent provided pursuant to this Section 6.10 subsequent to Closing shall require the approval of a majority of the independent members of Parent’s board of directors.

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Section 6.11 Voting Agreement. Upon signing of the Merger Agreement, each signatory set forth on the signature pages of the Voting Agreement shall have delivered to Seller and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 6.12 Exclusivity.

(a) From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article 8, neither Parent nor the Seller shall, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each party hereto shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a party hereto or the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of a party hereto.

(b) In addition to the other obligations under this Section 6.12, each party hereto shall promptly (and in any event within three (3) Business Days after receipt thereof by such party) advise the other party orally and in writing of any written Acquisition Proposal received by such party, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each party hereto agrees that the rights and remedies for noncompliance with this Section 6.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party and that money damages will not provide an adequate remedy.

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Section 6.13 Financing.

(a) Parent and Seller shall each use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable on the terms and conditions contained in the Debt Commitment Letter, including (i) until the execution of definitive written agreements and documents with respect to the Debt Financing (any such agreements and documents, the “Definitive Financing Agreements”), maintaining in effect the Debt Commitment Letter; (ii) negotiating Definitive Financing Agreements consistent with the terms and conditions contained in the Debt Commitment Letter (or on such other terms as Parent and the Lenders shall agree so long as the terms of the Definitive Financing Agreements (1) do not reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter, (2) do not contain conditions or other contingencies to the funding of the Debt Financing that are in addition to or materially alter those contained in the Debt Commitment Letter, and (3) would not impair or delay the Closing or the date on which the Debt Financing would otherwise be obtained) and delivering to Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof; (iii) satisfying on a timely basis all conditions to the Debt Financing applicable to and within the control of Parent and/or Seller set forth in the Debt Commitment Letter or the Definitive Financing Agreements, as applicable, and comply in all material respects with its obligations under the Debt Commitment Letter; (iv) obtaining such third-party consents as may be reasonably required in connection with the Debt Financing; (v) consummating the Debt Financing at the Closing; and (vi) enforcing its rights under the Debt Commitment Letter in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Lender or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise. Neither Parent nor Seller shall, without the prior written consent of the other party, (A) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Financing Agreements (even if such amendment, replacement, supplement, modification, waiver or remedy does not (w) add new (or modify, in a manner adverse to any party, any existing) conditions or contingencies to the consummation of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing, (y) adversely impact the ability of Parent, the Surviving Entity or Seller, as applicable, to enforce its material rights against other parties to the Debt Commitment Letter or the Definitive Financing Agreements or otherwise adversely impact Seller, or (z) prevent, impede or delay the consummation of the transactions contemplated by this Agreement (together, the “Adverse Financing Conditions”) or (B) terminate or permit termination of any of the Debt Commitment Letter or the Definitive Financing Agreements. Parent or Seller shall (promptly after execution thereof) deliver to the other party copies of any amendment, replacement, supplement, modification or waiver to the Debt Commitment Letter or Definitive Financing Agreements. Parent and Seller shall use their respective reasonable best efforts to cause the Lenders to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to cause the Closing to occur by the date the Closing is required to occur pursuant to Section 8.1(b), including by promptly enforcing its or their rights under the Debt Commitment Letter and/or Definitive Financing Agreements, as applicable, in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Parent shall keep the Sellers reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Debt Financing and to satisfy the conditions thereof. Notwithstanding the generality of the foregoing, Parent shall give Seller prompt oral and written notice of any (A) breach or default (or threatened breach or default known to Parent) by any party to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, (B) any purported termination or repudiation by any party of the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing or (C) any material dispute or disagreement between or among the parties to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to Parent a written request, Parent shall provide any information reasonably requested by Seller relating to any circumstances referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, (i) Parent and Seller shall (A) use their reasonable best efforts to obtain as promptly as practicable alternative financing from the same and/or other sources (in an amount sufficient, when taken together with the proceeds from the remaining available portion of the Debt Financing) to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of the Cash Merger Consideration, Reimbursable Transaction Expenses, Parent Transaction Expenses and any other amounts payable under this agreement, on terms and conditions equivalent or no less favorable in the aggregate to Parent and Seller than those contained in the Debt Commitment Letter (taking into account any “flex” provisions), and which would not have any of the Adverse Financing Conditions, and enter into Definitive Financing Agreements with respect thereto (which agreements will be considered “Alternative Financing”), and (B) promptly notify Seller of such unavailability and the reason therefor; and (ii) the provisions of this Section 6.15(a) shall apply to any Alternative Financing obtained mutatis mutandis, and for purposes of Section 5.12 and this Section 6.15(a), all references to the Debt Financing shall be deemed to include Alternative Financing. Parent and Seller shall, and shall use their respective reasonable best efforts to cause their representatives to, comply with the terms, and satisfy on a timely basis the conditions of, the Debt Commitment Letter, any Alternative Financing, the Definitive Financing Agreements and any related fee and engagement letters.

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(b) Seller acknowledges and consents that Parent may pursue an equity financing of up to $30 million through the issuance of a preferred or common equity issued by Parent, upon terms and conditions satisfactory to Parent (the “Equity Offering” and, together with the Debt Financing, the “Financing”), which shall be consummated prior to or concurrent with the Closing; provided that Parent shall keep Seller reasonably informed at all times regarding the status of (including the terms and potential holders of) any such Equity Offering.

(c) Prior to the Closing, each party hereto shall use reasonable best efforts to provide all necessary cooperation reasonably requested by Parent and/or Seller in connection with the arrangement of the Financing, including using best efforts to (i) participate in a reasonable number of meetings, presentations and road shows with rating agencies, investors and prospective lenders; (ii) assist with the preparation of materials for rating agency and investor presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Debt Financing (including the syndication and marketing thereof), including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) facilitate the pledging of collateral at the Closing; (iv) furnish Parent and the Lenders as promptly as reasonably practicable with such financial and other pertinent information regarding the Seller Entities as may be reasonably requested by Parent or Lenders and providing customary representations in connection therewith, in each case that is customary or reasonably necessary for the syndication of the Debt Financing; (v) provide to Parent and the Lenders and their authorized representatives during normal business hours reasonable access to all offices, properties, Contracts and books and records of the Seller Entities reasonably requested to the extent not unreasonably interfering with the Seller Entities’ operations; (vi) take commercially reasonable actions necessary or reasonably requested by Parent to permit the prospective lenders or investors involved in the Financing to evaluate the Seller Entities current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date; and (vii) pass resolutions or consents to approve or authorize the execution of the Debt Financing; (it being understood that Seller shall have satisfied its obligations set forth in clauses (i) through (vii) of this sentence if Seller shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided). The foregoing notwithstanding, (A) no obligation of any Seller Entity pursuant to any agreement or arrangement entered into in connection with the Debt Financing shall be effective until the Closing, (B) nothing in this Section 6.13 will require any such cooperation to the extent that it would unreasonably interfere with the ongoing business or operations of the Seller and its Subsidiaries, (C) the Seller Entities shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters for the Debt Financing, except as may be required by Lenders, (D) the Seller Entities shall not be required to prepare and deliver any financial statements with respect to a month or fiscal period that has ended less than 45 days prior to the date of such request and (E) none of Seller, its Subsidiaries, nor any of their respective Affiliates or representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing that is not reimbursed by Parent at or prior to the Closing.

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(d) At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement; (ii) the payment of the Merger Consideration; (iii) the payment of expenses to the third parties to which they are owed, including, without limitation, the payment of the Reimbursable Transaction Expenses in accordance with the terms of this Agreement and (iv) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii) and (iii), to be disbursed to Parent.

Section 6.14 Delivery of Payoff Letter. At least two (2) Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered, to Parent a payoff letter executed by Bank of America, N.A., effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (i) indicate the total amount required to be paid to satisfy in full all obligations, fees and expenses outstanding pursuant to the Credit Agreement, dated July 12, 2012, as amended, among the Seller Entities and Bank of America (the “Seller Credit Agreement”) as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the assets of the Seller Entities arising under the Seller Credit Agreement or related agreements upon payment of the amounts set forth therein (the “Payoff Letter”). Seller shall use reasonable best efforts to promptly deliver all notices, terminate all commitments and take all other actions reasonably requested by Parent to facilitate the repayment in full and termination of such outstanding indebtedness and the release of any related Encumbrances, effective as of the Closing.

Section 6.15 Tax Matters.

(a) Cooperation on Tax Matters. After the Closing, Parent and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes relating to the Seller Entities, and Parent and Seller Entities shall retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding. Notwithstanding anything to the contrary contained in this Agreement, Stockholders shall be entitled to retain copies of all federal Tax Returns of the Seller Entities prepared on IRS Form 1120 and any comparable state Tax Returns related to the income or operations of the Seller Entities and information, records and documents relating to the Taxes reflected on such Tax Returns and the preparation of such Tax Returns.

(b) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Corporation.

(c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll, sales or receipts of the Seller Entities for the pre-Closing portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Seller Entities for a Straddle Period which relate to the pre-Closing portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

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Section 6.16 Notification of Certain Changes. During the period from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article 8, each of Parent and the Seller shall give reasonably prompt notice to the other of any fact, circumstance, event or action the existence, occurrence or taking of which (i) (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (y) has resulted in, or would reasonably be expected to result in, any material failure by such party to satisfy the conditions set forth in Article 7, and (ii) such party actually becomes aware.

Section 6.17 Resignations. At or prior to Closing, Parent shall deliver to Seller written resignations, effective as of the Effective Time, of the officers and directors of Parent set forth on Section 6.17 of the Disclosure Schedules.

Section 6.18 Officers of Surviving Entity. Parent shall take all such action as may be necessary to cause so that following appointed as officers of the Surviving Entity to serve in such positions as of the Effective Time: Jeff Shanahan – President and Chief Executive Officer, Chuck Bernicker – Chief Financial Officer, Scott Dowty – Chief Sales Officer, Rush Taggart – Chief Technology Officer, Rob Nathan – Executive Vice President-Product, and Angelo Grecco – Executive Vice President-Business Development.

Section 6.19 Seller Charter Amendment. In connection with the transactions contemplated by this Agreement and immediately prior to the Effective Time, the certificate of incorporation of Seller will be amended to clarify that the valuation of the Merger Consideration and the disparate nature of the distribution of such Merger Consideration in terms of the mix of cash and securities with respect to different Stockholders shall each be as set forth in this Agreement and as set forth in Annex A hereto (the “Seller Charter Amendment”).

Section 6.20 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article 7 hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

Article 7

CONDITIONS TO CLOSING AND THE MERGER

Section 7.1 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Seller Stockholder Vote. This Agreement shall have been duly adopted by the Seller Stockholder Vote.

(d) HSR Filings. The filings of Parent and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) Litigation. No Legal Proceeding that is reasonably likely to succeed on its merits shall have been commenced against Parent, Merger Sub or any Seller Entity which would prevent the Closing.

(f) Certain Consents. The parties hereto shall have obtained, at or prior to Closing, the consents, authorizations or approvals listed on Section 7.1(f) of the Disclosure Schedule, in each case in substance and form reasonably satisfactory to the parties hereto, and no such consents, authorizations or approvals shall have been revoked.

(g) Payoff Payments. Simultaneously with the Closing, Seller and/or Parent shall have made, or caused to be made, the Payoff Payments.

(h) Financing. (i) The cash proceeds provided by the Financing, including the Debt Financing, when funded in accordance with the Debt Commitment Letter (or any Alternative Financing), together with funds held in the Trust Account after giving effect to the redemptions of shares of Parent Common Stock in connection with the Merger, shall be sufficient to fund the payment by Parent of the Cash Merger Consideration (less the Excess Cash amount), the Reimbursable Transaction Expenses, the Seller Non-Reimbursable Expenses, the Parent Transaction Expenses and any other amounts payable pursuant to this Agreement (including, without limitation, pursuant to Section 3.3(b)(v)), and (ii) Parent or Merger Sub shall have received the Financing, and the Debt Financing shall be been provided in the amounts and on the terms set forth in the Debt Commitment Letter or any Alternative Financing.

(i) Repayment of Executive Loans. All principal and interest outstanding as of the Closing pursuant to the loans made by CardConnect, LLC to the executives of the Seller Entities as set forth on Schedule 7.1(i) of the Disclosure Schedules shall have been repaid in full at or prior to Closing.

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Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived other than the condition set forth in Section 7.2(j) (Minority Vote), in whole or in part, in writing by Parent and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval), and Section 4.23 (Brokers) (the “Seller Fundamental Representations and Warranties”) and Section 4.4 (Capitalization), the representations and warranties set forth in Article 4 (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The representations and warranties set forth in Section 4.4 (Capitalization) shall be true and correct in all material respects, and the Seller Fundamental Representations and Warranties shall be true and correct in all respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except those Seller Fundamental Representations and Warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Seller shall have performed in all material respects or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of such Seller Entity, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Secretary’s Certificate. At Closing, Seller shall have delivered to Parent copies of the following, all certified by an authorized officer of Seller to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of each Seller Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the bylaws or operating agreement of each Seller Entity; and

(iii) the resolutions of the Seller Board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(e) Letter Agreement. Stockholders who in the aggregate are to receive at least 90% of the Common Stock Merger Consideration shall have delivered to Parent a duly executed counterpart signature page to the Letter Agreement.

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(f) Stockholder Agreement. The Stockholders party thereto shall have delivered to Parent duly executed counterpart signature pages to the Stockholder Agreement as may be modified to be in compliance with NASDAQ listing rules.

(g) FIRPTA. The Seller shall have delivered to Parent a duly and properly executed an affidavit, under penalties of perjury, stating that the Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

(h) Payoff Letter. Seller shall have delivered to Parent the Payoff Letter in accordance with Section 6.14.

(i) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect.

(j) Minority Vote. The Agreement shall have been duly adopted by the Minority Vote.

(k) Indebtedness. The amount of Indebtedness of the Seller Entities immediately prior to the Closing (and, for purposes of clarity, not taking into account the Financing) shall be equal to or less than $62,000,000.

Section 7.3 Conditions to the Obligations of the Seller Entities. The obligations of Seller to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.5 (Brokers), Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent) (the “Parent Fundamental Representations and Warranties”), the representations and warranties of Parent and Merger Sub contained in this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Parent Fundamental Representations and Warranties (other than the representations and warranties set forth in Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent)) shall be true and correct in all respects and the representations and warranties set forth in Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of Parent) shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

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(b) Agreements and Covenants. Parent and Merger Sub shall have performed in all material respects or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Secretary’s Certificate. At Closing, each Parent and Merger Sub shall have delivered to Seller the copies of following, all certified by an authorized officer of Seller or Merger Sub, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation of each of Parent and Merger Sub, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the bylaws of each of Parent and Merger Sub; and

(iii) resolutions of the board of directors or other governing body of Parent and Merger and of the shareholder of Merger Sub authorizing and approving this Agreement, the Ancillary Agreement and all of the transactions and agreements contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Registration Rights Agreement. At Closing, Parent shall deliver a duly executed counterpart signature page to the Registration Rights Agreement.

(g) Employment Agreements. At Closing, Parent shall deliver duly executed counterpart signature pages to each of the Employment Agreements.

(h) Stockholder Agreement. Each signatory set forth on the signature pages of the Stockholder Agreement shall have delivered to Seller a duly executed counterpart signature page to the Stockholder Agreement.

(i) Equity Offering. The terms of any preferred or common equity interest issued by Parent in connection with the Equity Offering shall be reasonably satisfactory to Seller.

(j) Parent Costs. The aggregate amount of the Parent Costs shall not exceed $16,500,000.

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(k) NASDAQ Approval. The shares of Parent Common Stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Article 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Seller;

(b) by either Parent or Seller:

(i) if the Closing has not occurred on or before July 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(iii) if, the Parent Stockholder Approval is not obtained, or the holders of 90% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to redeem their shares of Parent Common Stock held by them in exchange for cash in accordance with Parent’s restated certificate of incorporation; or

(iv) if either the Seller Stockholder Vote or the Minority Vote is not obtained by the Outside Date.

(c) by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Seller entity contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)); or (ii) there has been a breach on the part of any Seller Entity of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Seller, if curable; or

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(d) by Seller, if neither any Seller nor any of the other Seller Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)); or (ii) there has been a breach on the part of Parent and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable.

Section 8.2 Manner of Exercise. In the event of termination by Parent or Seller, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.10, Article 8 and Article 9 will survive termination of this Agreement.

Section 8.4 Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 9

MISCELLANEOUS

Section 9.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

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If to Parent or Merger Sub, to:

c/o FinTech Acquisition Corp.

712 Fifth Avenue, 8th Floor

New York, NY 10019

Attention: James J. McEntee, III

Phone: (212) 735-1498

Email: jmce@stbwell.com

with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: J. Baur Whittlesey

Phone: (215) 731-9450

Email: JWhittlesey@ledgewood.com

If to Seller, to:

FTS Holding Corporation

1000 Continental Dr. Suite 600

King of Prussia, PA 19406

Attention: Jeff Shanahan

Phone: (484) 581-2920

Email: jshanahan@cardconnect.com

and

FTV Capital

555 California Street Suite 2900

San Francisco, CA 94109

Attention: Chris Winship and David Haynes

Phone: (415) 229-3000

Facsimile: (415) 229-3005

Email: cwinship@ftvcapital.com and dhaynes@ftvcapital.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street Suite 2700

San Francisco, CA 94104

Attention: Jeffrey B. Golden, P.C.

Phone: (415) 439-1431

Facsimile: (415) 439-1500

Email: jgolden@kirkland.com

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Section 9.3 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided that Parent and Seller shall cause the Surviving Corporation to pay at the Closing (and the Surviving Corporation shall be solely responsible for) all Reimbursable Transaction Expenses. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges shall be filed by the Surviving Corporation.

Section 9.6 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Pennsylvania state courts located in Philadelphia, Pennsylvania, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a Pennsylvania federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. Notwithstanding anything in this Section 9.6 to the contrary, each of the parties hereto agrees that it will not bring or support any Legal Proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.6 shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns.

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Section 9.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

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Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remember at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party irrevocable waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 9.14 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Seller; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals. The parties to this Agreement may not amend any of Section 6.13(a), Section 9.6, Section 9.7 or Section 9.13 in a manner adverse to the Lenders without the Lenders’ prior written consent.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

FINTECH ACQUISITION CORP.

/s/ Daniel D. Cohen
By: Daniel G. Cohen
Title: Chief Executive Officer

MERGER SUB:

FINTECH MERGER SUB INC.

/s/ Daniel D. Cohen
By: Daniel G. Cohen
Title: President

SELLER:

FTS HOLDING CORPORATION

/s/ Jeff Shanahan
By: Jeff Shanahan
Title: Chief Executive Officer and President

[Signature page to Agreement and Plan of Merger]

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EXHIBIT A

Form of Certificate of Merger

70

CERTIFICATE OF MERGER

OF

FTS HOLDING CORPORATION

(a Delaware corporation)

WITH AND INTO

FINTECH MERGER SUB, INC.

(a Delaware corporation)

[___], 2016

* * * * * * * * * *

In accordance with the provisions of Section 251

of the General Corporation Law of the State of Delaware

* * * * * * * * * *

FinTech Merger Sub, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, desiring to merge FTS Holding Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, with and into itself, pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST: The names and states of incorporation of each constituent entity of the merger (the “Merger”) are as follows: (i) FinTech Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and (ii) FTS Holding Corporation, a Delaware corporation (“FTS”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated March [___], 2016 by and among FinTech Acquisition Corp., a Delaware corporation, Merger Sub and FTS has been approved, adopted, certified, executed and acknowledged by each constituent entity, in accordance with Sections 228 and 251 of the DGCL.

THIRD: Merger Sub shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The name of the Surviving Corporation is “FTS Holding Corp.”

FOURTH: The Merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, [712 Fifth Avenue, 8th Floor, New York, NY 10019].

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any member of the constituent entities or any person holding an interest in any other business entity which is to merge or consolidate.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

FINTECH MERGER SUB, INC.,
a Delaware corporation

By:
Name:
Its:

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EXHIBIT B

Form of Merger Sub Bylaws

73

BYLAWS

OF

FINTECH MERGER SUB, INC.

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

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2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days' notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

2.2.7 Consent In Lieu of Meeting. Unless otherwise restricted by the Company’s Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

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3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

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4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

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EXHIBIT C

Form of Merger Sub Certificate of Incorporation

78

CERTIFICATE OF INCORPORATION

OF

FINTECH MERGER SUB, INC.

FIRST. The name of this corporation is FinTech Merger Sub, Inc. (the “Corporation”).

SECOND. Its registered office and place of business in the State of Delaware is to be located at 110 S. Poplar Street, Suite 101, Wilmington, New Castle County, Delaware 19801. The Registered Agent in charge thereof is Andrew M. Lubin.

THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall be authorized to issue One Thousand (1,000) Shares of common stock at $0.0001 Par Value.

FIFTH: The Corporation shall have perpetual existence.

SIXTH. The name and address of the incorporator is as follows: Rachel L. Bradley, Two Commerce Square, 2001 Market Street, Suite 3400, Philadelphia, PA 19103.

SEVENTH. The directors shall have power to make and to alter or amend the bylaws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of the Corporation.

The bylaws shall determine whether and to what extent the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall have any right of inspecting any account, or book, or document of the Corporation, except as conferred by the law or the bylaws, or by resolution of the stockholders.

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The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

EIGHTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 14th day of January, 2016.

/s/ Rachel Bradley
RACHEL L. BRADLEY	(Seal)
INCORPORATOR

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ANNEX A

Stockholder Allocation

The transactions contemplated by the Agreement are based on an aggregate equity value of Seller equal to $350,000,000 plus the amount of the Excess Cash (the “Aggregate Consideration Amount”).

The Cash Merger Consideration shall be paid to the holders of FTS Shares and the holders of FTS Options as follows and in each case in accordance with this Annex A: (1) first, an aggregate amount equal to the accrued and unpaid dividends with respect to the outstanding FTS Series A Shares as of the date of this Agreement shall be paid, pro rata, to the holders of the FTS Series A Shares, (2) second, the aggregate amount of the Seller Non-Reimbursable Expenses shall be paid to the payees thereof, (3) third, the aggregate amount of the Per Share Option Cash Consideration payable to the holders of FTS Cashout Options pursuant to Section 2.10(a) of the Agreement shall be paid, pro rata, to the holders of FTS Cashout Options, (4) fourth, an amount equal to $140,000,000 less the aggregate amount paid to the holders of FTS Series A Shares pursuant to the preceding clause (1) above shall be paid to the FTV Entities with respect to all of their FTS Shares, and (5) the remainder of the Cash Merger Consideration, after payment of the amounts described in the preceding clauses (1) - (4) above, shall be paid, pro rata, to the holders of FTS Shares, other than the FTV Entities.

The Common Stock Merger Consideration shall be distributed to each holder of FTS Shares by determining the number of shares of Parent Common Stock equal to (i) such holder’s allocable portion of the Aggregate Consideration Amount as determined in accordance with the Seller Charter Documents, minus (ii) the aggregate amount of the Cash Merger Consideration paid to such holder, divided by (iii) $10.00 per share.

A sample calculation and pay-out of this Stockholder Allocation is attached hereto, which is subject to the following assumptions and merely represents an example calculation and not a binding or definitive determination: (i) the Closing Date is June 30, 2016, (ii) Excess Cash as of the Closing equals $6,000,000, and (iii) no FTS Options have been exercised or cancelled after the date of the Agreement and prior to the Closing.

CardConnect

Annex A

Assumes closing date of June 30, 2016

Assumes Excess Cash as of the Closing is $6,000,000

Stockholder Allocation / Equity Rollover

			Post-Conversion Common		Fully Diluted					Shares/
	Common	Preferred	Shares	Ownership %	Shares	Ownership %	Value	Cash	Stock	Options
Preferred (1)	1,376,237	20,364,981	21,741,218	75.0%	21,741,218	63.7%	$214,537,941	$115,065,838	$99,472,103	9,947,210
Common	7,232,484	-	7,232,484	25.0%	7,232,484	21.2%	$71,368,689	$22,272,021	$49,096,668	4,909,667
Options	-	-	-	0.0%	5,162,500	15.1%	$31,153,208	$9,721,979	$21,431,229	3,472,506
Total	8,608,721	20,364,981	28,973,702	100.0%	34,136,202	100.0%	$317,059,838	$147,059,838	$170,000,000	18,329,383

Cash Distribution

	Cash		Preferred Cash
Total Distributable Cash	$180,000,000	Series A Preference	$24,934,162
Excess Cash	$6,000,000	Common	$115,065,838
Total Distributable Cash	$186,000,000	Total Preferred Cash	$140,000,000

Series A Preference	$(24,934,162)

Seler Non-Reimbursable Expenses
Net Management carve-out	$(3,551,000)
Seller Non-Reimbursable Fees	$(10,455,000)
Seller Non-Reimbursable Expenses	$(14,006,000)
Remaining Cash	$147,059,838

Common held by Preferred	$115,065,838
Other Common + Options	$31,994,000
Remaining Cash	$147,059,838

Note

1. Includes any common shares held by the preferred stockholders

ANNEX C

Form of Letter Agreement

[__________], 2016

FinTech Acquisition Corp.

712 Fifth Avenue

12th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter (“Letter Agreement”), by and among FinTech Acquisition Corp., a Delaware corporation (the “Company”), certain former stockholders of FTS Holding Corporation, a Delaware corporation (“FTS”), identified on Exhibit A-1 hereto, who immediately following the Merger (as defined below) are stockholders of the Company (the “FTS Stockholders”), and certain other stockholders of the Company identified on Exhibit A-2 hereto (the “Founding Stockholders” and, together with the FTS Stockholders, the “Stockholders”), is being delivered in accordance with the Agreement and Plan of Merger, dated March [____], 2016 (the “Merger Agreement”), by and among the Company, FinTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and FTS Holding Corporation, a Delaware corporation (“FTS”). Pursuant to the Merger Agreement, FTS will be merged with and into Merger Sub (the “Merger”) and, in connection with and upon closing of the Merger, the stockholders of FTS shall receive as partial consideration in the Merger shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Exhibits A-1 and A-2 hereto set forth the units and/or shares of Common Stock held by each of the Stockholders immediately following closing of the Merger (the “Shares”); provided, however, that the term “Shares” with respect to Cantor Fitzgerald & Co. (“Cantor”) shall only include the 100,000 units purchased by Cantor in the private placement that occurred simultaneous with the Company’s initial public offering. For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires pursuant and in accordance with Section 2 hereof.

Each undersigned Stockholder hereby agrees as follows:

1. From the date hereof until the earlier of (A) 180 days following the date hereof or (B) the consummation of the Follow-On Offering (as such term is defined in the registration rights agreement (the “Registration Rights Agreement”), dated as the date hereof, by and among the Company, FTVENTURES III, L.P., FTVENTURES III-N, L.P., FTVENTURES III-T, L.P. and the other stockholders of FTS signatory thereto (the “Lock-Up Period”), none of the undersigned Stockholders shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder with respect to the Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii); provided, however, that this Section 1 shall not apply to Shares transferred in accordance with the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P. or Shares transferred in accordance with the limited liability company agreement of FinTech Investor Holdings, LLC as in effect on the date of the Merger Agreement.

2. Notwithstanding the provisions contained in paragraph 1 hereof, each of the undersigned Stockholders may transfer Shares (a) to the Company’s officers and directors, (b) to an immediate family member or charitable organization or a trust formed for the benefit of an immediate family member or charitable organization, (c) by bona fide gift, will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (d) pursuant to a qualified domestic relations order, (e) if such Stockholder is a trust, to a trustor or beneficiary of the trust, (f) if such Stockholder is not a natural person, by virtue of the laws of its jurisdiction of formation upon the dissolution of such Stockholder, (g) in a distribution to partners (direct or indirect), members or shareholders of the Stockholder, (h) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interest of which are held by the Stockholder or the immediate family members of the Stockholder in a transaction not involving a disposition for value, (i) to any affiliate (as defined in Rule 405 of the Securities Act) of Cantor, (j) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (k) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity; provided, however, that, in the case of clauses (a) through (k), these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein. For the avoidance of doubt, the undersigned Stockholders will be permitted to sell their Shares in certain registered offerings commenced by the Company on the terms and pursuant to the conditions set forth in the Merger Agreement and Registration Rights Agreement.

3. Subject to the limitations described herein, each of the undersigned Stockholders shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

4. During the Lock-Up Period, all dividends and distributions payable in cash with respect to the Shares shall be paid, as applicable, to each of the undersigned Stockholders, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become subject to restrictions on transfer under this Letter Agreement until the end of the Lock-up Period.

5. Each of the undersigned Stockholders represents and warrants, severally and not jointly, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

6. Each of the Founding Stockholders hereby agrees not to exercise any of his, her or its registration rights under that certain Registration Rights Agreement with the Company, dated February 12, 2015 (the “Founders’ Registration Rights Agreement”), until the earlier of (i) the consummation of the Follow-On Offering and (ii) the date the FTV Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) is declared effective by the Commission. Each of the Founding Stockholders hereby agrees not to exercise any of his, her or its rights under the Founders’ Registration Rights Agreement to participate in the Follow-On Offering or in any offering of securities pursuant to the FTV Shelf Registration Statement.

7. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto.

8. No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

9. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that this Letter Agreement shall be specifically enforceable, and that any breach of this Letter Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Letter Agreement were not carried out in accordance with the terms and conditions hereof.

11. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

12. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

13. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Letter Agreement may be executed by facsimile signature or by other electronic means, which shall be accepted as if they were original execution signatures.

14. This Letter Agreement shall terminate on the later of (i) the consummation of the Follow-On Offering and (ii) the date the FTV Shelf Registration Statement is declared effective by the Commission; provided that, for the purposes of clarity, the restrictions and other provisions set forth in Section 1 and Section 4 shall terminate upon the expiration of the Lock-Up Period.

[Signature page follows]

Sincerely,

FINTECH ACQUISITION CORP. a Delaware corporation

By:
Name:	James J. McEntee, III
Title:	Chief Financial Officer and Chief Operating Officer

FTS STOCKHOLDERS: FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER SIGNATURE BLOCKS TO COME]

FOUNDING STOCKHOLDERS:

DGC FAMILY FINTECH TRUST
Name: Daniel Cohen
Title:
FINTECH INVESTOR HOLDINGS, LLC

Name: Daniel Cohen Title: Authorized Person
COHEN SPONSOR INTERESTS, LLC
Name: Daniel Cohen Title: Authorized Person

CANTOR FITZGERALD & CO.

Name:
Title:

Betsy Z. Cohen

Daniel G. Cohen

Walter Beach

William Lamb

Frank Mastrangelo

James J. McEntee, III

Shami Patel

Alan Joseph Ferraro

Exhibit A-1

Former FTS Stockholders

Holder	Address	Shares of Common Stock Received as Consideration in the Merger
1. FTVentures III, L.P.
2. FTVentures III-N, L.P.
3. FTVentures III-T, L.P.
4. Brian Shanahan
5. MKY Investments LLC
6. Jeff Shanahan
7. Tim Hutteger
8. Jeff Shavitz
9. Kevin Gainer
10. Kelly Armstrong
11. Top Sail Technologies
12. John Katoula
13. Randy Langlois
14. Robert Nathan
15. Patrick Shanahan
16. Linda Intagliata
17. Adam Moss
18. Kevin McGuire
19. Renee Hritz
20. Rush Taggart
21. Jay Caufield
22. G&K Limited Partnership
23. J&R Mohr Limited Partnership
24. Tony Sdao
25. Sdao Family II, LLC
26. Eric Odegard

Exhibit A-2

Founding Stockholders

Holder	Address	Shares of Common Stock/Units
27. Walter Beach
28. Daniel G. Cohen
29. Betsy Z. Cohen
30. Cohen Sponsor Interests, LLC
31. DGC Family FinTech Trust
32. FinTech Investor Holdings, LLC
33. William Lamb
34. Frank Mastrangelo
35. James J. McEntee, III
36. Shami Patel
37. Alan Joseph Ferraro
38. Cantor Fitzgerald & Co.

ANNEX D

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_____], 2016, is made and entered into by and among FinTech Acquisition Corp., a Delaware corporation (the “Company”), FTVENTURES III, L.P., a Delaware limited partnership (“FTVIII”), FTVENTURES III-N, L.P., a Delaware limited partnership (“FTVIIIN”),FTVENTURES III-T, L.P., a Delaware limited partnership (“FTVIIIT” and, together with FTVIII and FTVIIIN, the “FTV Holders”), and the other stockholders of the Company signatory hereto (the “CC Shareholders” and, together with the FTV Holders, the “Holders”).

RECITALS

WHEREAS, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FTS, have entered into an Agreement and Plan of Merger, dated March [_____], 2016 (the “Merger Agreement”), pursuant to which FTS is to merge with and into Merger Sub (the “Merger”);

WHEREAS, the Holders are shareholders of FTS and in connection with and upon the closing of the Merger (the “Closing”), will receive an aggregate of [_______] shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) as a portion of the consideration paid to the Holders in the Merger (the “Shares”);

WHEREAS, the parties hereto desire to enter into this Agreement in order to grant the Holders certain registration rights as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1.	Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.1.1.	“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board (upon the advice of legal counsel) (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

1.1.2.	“Agreement” shall have the meaning given in the Preamble.

1.1.3.	“Board” shall mean the Board of Directors of the Company.

1.1.4.	“CC Shareholders” shall have the meaning given in the Preamble.

1.1.5.	“Closing” shall have the meaning given in the Recitals hereto.

1.1.6.	“Commission” shall mean the Securities and Exchange Commission.

1.1.7.	“Common Stock” shall have the meaning given in the Recitals hereto.

1.1.8.	“Company” shall have the meaning given in the Preamble.

1.1.9.	“Demand Registration” shall have the meaning given in subsection 4.1.1.

1.1.10.	“Demanding Holders” shall have the meaning given in subsection 4.1.1.

1.1.11.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.1.12.	“Follow-On Offering” shall have the meaning given in Section 2.1.1.

1.1.13.	“Follow-On Registration Statement” shall have the meaning given in Section 2.1.1.

1.1.14.	“Follow-On Underwriting Agreement” shall have the meaning given in subsection 2.1.4

1.1.15.	“Founder Share Letter Agreement” shall mean the letter agreement dated as of February 12, 2015, by and among the Company, Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Frank Mastrangelo, James J. McEntee, III, Shami Patel, Walter Beach and FinTech Investor Holdings, LLC.

1.1.16.	“Holders” shall have the meaning given in the Preamble.

1.1.17.	“Maximum Number of Securities” shall have the meaning given in subsection 4.2.2.

1.1.18.	“Merger” shall have the meaning given in the Recitals hereto.

1.1.19.	“Merger Agreement” shall have the meaning given in the Recitals hereto.

1.1.20.	“Merger Sub” shall have the meaning given in the Recitals hereto.

1.1.21.	“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the light of the circumstances under which they were made, not misleading.

1.1.22.	“Piggy-back Registration” shall have the meaning given in Section 4.2.1.

1.1.23.	“Pro Rata” shall mean the proportion calculated by dividing the respective number of Registrable Securities that each Demanding Holder has requested be included in a Registration and the aggregate number of Registrable Securities that the Demanding Holders collectively requested be included in such Registration.

1.1.24.	“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

1.1.25.	“Registrable Security” shall mean (a) the Shares, (b) any other shares of Common Stock issued or issuable with respect to any Shares by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction and (c) any other Common Stock acquired by the Holders prior to the consummation of the Follow-On Offering; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) such securities shall have been sold or distributed in accordance with a Registration Statement or Rule 144 under the Securities Act; (ii) such securities shall have ceased to be outstanding; (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or (iv) such securities have been repurchased by the Company.

1.1.26.	“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

1.1.27.	“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, qualification and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in connection with each Demand Registration, Follow-On Offering, Piggy-back Registration or Shelf Takedown, the Company shall reimburse the Holders of Registrable Securities included in such registration or offering for reasonable fees and disbursements of one counsel designated by the holders of a majority of the Registrable Securities included in such registration or offering (the “Counsel Fees”) up to $25,000 for each such Demand Registration, Piggyback Registration or Shelf Takedown and up to $50,000 in the Follow-On Offering; provided, however that the aggregate amount of such reimbursements shall not exceed $125,000 (the “Counsel Fee Cap”); provided, further, that, for the avoidance of doubt, the Holders of Registrable Securities included in any such Demand Registration, Follow-On Offering, Piggyback Registration or Shelf Takedown shall bear and pay all Counsel Fees incurred in connection with such registration or offering in excess of the Counsel Fee Cap. For the avoidance of doubt, each Holder that sells securities pursuant to a Demand Registration, Follow-On Offering, Piggy-back Registration or Shelf Takedown hereunder shall bear and pay all underwriting discounts and commissions and brokerage fees applicable to the securities sold for such Holder’s account.

1.1.28.	“Registration Statement” shall mean any registration statement that covers the Registrable Securities (including the Follow-On Registration Statement and FTV Shelf Registration Statement, as applicable) pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

1.1.29.	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.1.30.	“Shares” shall have the meaning given in the Recitals hereto.

1.1.31.	“Shelf Supplement” shall have the meaning given in subsection 3.1.2.

1.1.32.	“Shelf Takedown” shall have the meaning given in subsection 3.1.2.

1.1.33.	“Shelf Takedown Notice” shall have the meaning given in subsection 3.1.2.

1.1.34.	“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

1.1.35.	“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE 2.

FOLLOW-ON OFFERING

2.1.	Follow-On Registration Statement.

2.1.1.	The Company shall: (i) no later than 180 days following the Closing file with the Commission a Registration Statement on Form S-1 or Form S-3, if available, or any successor form (the “Follow-On Registration Statement”); (ii) use commercially reasonable best efforts and act in good faith to cause the Follow-On Registration Statement to be declared effective by the Commission as soon as practicable thereafter; and (iii) use commercially reasonable best efforts to consummate within twelve months following the Closing a registered underwritten public offering of Common Stock, including the Registrable Securities then held by the Holders set forth on Annex I hereto for an offering to be made in accordance with the methods of distribution elected by such Holders and set forth in the Follow-On Registration Statement (the “Follow-On Offering”).

2.1.2.	The Company shall give written notice of the proposed filing of the Follow-On Registration Statement to Holders as soon as practicable but not less than thirty (30) days before the anticipated filing date of the Follow-On Registration Statement, which notice shall (a) describe the proposed amount of Common Stock to be registered in the Follow-On Offering and the name of the proposed managing underwriter or underwriters and (b) offer to all Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within fifteen (15) business days after receipt of such written notice.

2.1.3.	The Follow-On Offering shall be in the form of an Underwritten Offering. The Holders shall have the right to select the underwriter(s), investment banker(s) and/or manager(s) to administer the Follow-On Offering, subject to the consent of the Company, which consent shall not be unreasonably withheld.

2.1.4.	The aggregate number of shares or dollar amount of Common Stock to be registered and sold in the Follow-On Offering shall be determined by the Company in consultation with the Underwriters, based on market conditions at the time of the Follow-On Offering. The consummation of the Follow-On Offering shall be subject to the satisfaction of any terms and conditions set forth in the underwriting agreement entered into with respect to the Following-On Offering (the “Follow-On Underwriting Agreement”).

2.1.5.	For the avoidance of doubt, any Registration effected pursuant to Section 2.1 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 4.1.1. hereof.

2.1.6.	Price and Underwriting Discounts. The price per share of Common Stock to be sold in the Follow-On Offering shall be proposed by the underwriter(s) for the Follow-On Offering immediately prior to the execution of the Follow-On Underwriting Agreement, subject to approval by the holders of a majority of the Shares of Common Stock included in the Follow-On Offering. The underwriting discount and other financial terms set forth in the Follow-On Underwriting Agreement shall be agreed upon by the Underwriter(s) of the Follow-On Offering and the holders of a majority of the Registrable Securities included in the Follow-On Offering.

2.1.7.	No Cut-Back. The number of shares a Holder intends to sell in the Follow-On Offering shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements. The Company shall not be permitted to sell shares in the Follow-On Offering.

ARTICLE 3.

SHELF REGISTRATION

3.1.	Shelf Registration Statement.

3.1.1.	As promptly as reasonably practicable following the earlier of (a) the one-year anniversary of this Agreement, or (b) the consummation of the Follow-On Offering, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form S-3 or any successor form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (the “FTV Shelf Registration Statement”) that covers all Registrable Securities then held by the FTV Holders for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto in accordance with the methods of distribution elected by such FTV Holders and set forth in the FTV Shelf Registration Statement as permitted by this Agreement and (ii) use commercially reasonable best efforts and act in good faith to cause the FTV Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter (the date the FTV Shelf Registration Statement is declared effective by the Commission being the “FTV Shelf Effective Date”); provided, however, that the Company shall not be obligated to effect a Registration pursuant to Section 3.1 hereof if a Form S-3 is not available for such offering. The Company shall prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of 36 months after effective date of such Registration Statement and the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement.

3.1.2.	At any time that the FTV Shelf Registration Statement is effective, if an FTV Holder of Registrable Securities covered by the FTV Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in the FTV Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use the FTV Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) the FTV Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Except as set forth in Section 3.1.3 hereof, the Company shall not be obligated to effect requests set forth in a Shelf Takedown Notice through an Underwritten Offering.

3.1.3.	A majority-in-interest of the Demanding Holders initiating any Shelf Takedown shall have the right to demand an offering in the form of an Underwritten Offering if the proceeds of such offering is reasonably expected to exceed $25,000,000 in the aggregate. If any Shelf Takedown is an Underwritten Offering, the holders of a majority of the Registrable Securities participating in such Underwritten Offering shall have the right to select the investment banker(s) and manager(s) to administer the offering related to such Shelf Takedown, subject to the consent of the Company, which consent shall not be unreasonably withheld.

3.1.4.	If an FTV Holder of Registrable Securities wishes to engage in an underwritten block trade off an FTV Shelf Registration Statement (a “Block Trade”), then such FTV Holder shall notify the Company of such Block Trade not less than five (5) business days prior to the day such offering is to commence. The Company shall use commercially reasonable best efforts to facilitate and consummate such offering (which may close as early as three business days after the date it commences); provided that the FTV Holder shall use commercially reasonable best efforts to work with the Company and the Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade. The Company shall, at the request of the FTV Holder, file any prospectus supplement or any post-effective amendments and otherwise take any reasonable action necessary to include therein all disclosure and language deemed necessary or advisable by the FTV Holder to effect such Block Trade. An FTV Holder of Registrable Securities shall be entitled to engage in underwritten Block Trades without any limitation based on the expected proceeds of such transaction; provided, however, that the applicable FTV Holder(s) shall (i) be entitled to two underwritten Block Trades representing proceeds of less than $25,000,000 each under this Agreement with all reasonable fees and expenses paid for by the Company as otherwise set forth herein and (ii) to the extent there are more than two (2) underwritten Block Trades representing proceeds of less than $25,000,000, the applicable FTV Holder(s) shall reimburse the Company for the reasonable fees and expenses of the Company’s independent registered public accountants and counsel for the Company incurred in connection with any such additional underwritten Block Trades.

3.1.5.	Price and Underwriting Discounts. In the case of an underwritten Shelf Takedown or Block Trade, the price, underwriting discount and other financial terms of the underwriting agreement for the Shelf Takedown or Block Trade shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

3.1.6.	No Cut-Back. The number of Shares an FTV Holder intends to sell pursuant to a Shelf Takedown shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements.

3.1.7.	Restrictions on Shelf Takedowns. The Company may postpone for up to 60 days the filing of any Shelf Supplement if the Shelf Supplement or related Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the FTV Holders requesting the Shelf Takedown or Block Trade agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Shelf Supplement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority-in-interest of the Registrable Securities initiating a Shelf Takedown shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Takedown shall not count as one of the permitted Shelf Takedowns for the purposes of Section 3.1.3 and the Company shall pay all Registration Expenses in connection with such Shelf Takedown, if any. The Company may delay a Shelf Takedown hereunder twice in any period of twelve consecutive months.

ARTICLE 4.

DEMAND AND PIGGYBACK REGISTRATION RIGHTS

If (i) the FTV Shelf Registration Statement is not declared effective by the Commission on or prior to the date that is 120 days after the consummation of the Follow-On Offering, or (ii) at any time during the 24 month period following the FTV Shelf Effective Date, the FTV Shelf Registration Statement is not available to the FTV Holders (except for any unavailability resulting from information supplied by or on behalf of an FTV Holder for use in the FTV Shelf Registration Statement being incorrect or incomplete), the FTV Holders shall have the registration rights set forth in this Article 4.

4.1.	Demand Registration Rights.

4.1.1.	Request for Registration. Subject to the provisions of Section 4.3 hereof, any FTV Holders may make a written demand (the “Demanding Holders”) for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, not more than forty five (45) days after the Company’s receipt of the Demand Registration, file a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at that time with respect to all Registrable Securities requested by the Demanding Holders pursuant such Demand Registration, and shall use commercially reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter; provided, however, that the Company may use a Registration Statement on Form S-3 or any successor form thereto if the Company would qualify to use such form within 30 days after the date on which the initial demand request is given and the Company shall not be required to file such Registration Statement until it is so qualified.

4.1.2.	Effective Registration. Notwithstanding the provisions of Section 4.1.1 or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (A) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains in effect for 12 months and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency (except for a stop order or injunction resulting from information supplied by or on behalf of a Demanding Holder for use in the Registration Statement being incorrect or incomplete) the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and (B) all Registrable Securities requested to be registered are registered under the Securities Act; and, provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated. In the event that the Company has given the applicable FTV Holders notice of suspension of sales pursuant to Section 5.4 hereof, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until the Registration Statement has been declared effective by the Commission and remains in effect for 12 months, as extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Company that the use of the Prospectus may be resumed.

4.1.3.	Underwritten Offering. A majority-in-interest of the Demanding Holders initiating any Demand Registration shall have the right to demand an offering in the form of an Underwritten Offering if the proceeds of such offering are reasonably expected to exceed $25,000,000 in the aggregate. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the consent of the Company, which consent shall not be unreasonably withheld.

4.1.4.	Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under subsection 4.1.1 shall have the right in their sole discretion to withdraw a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to withdrawal by the applicable FTV Holders under this subsection 4.1.4.

4.1.5.	Price and Underwriting Discounts. In the case of an underwritten Demand Registration requested by FTV Holders pursuant to this Agreement, the price, underwriting discount and other financial terms of the underwriting agreement for the Registrable Securities shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

4.1.6.	No Cut-Back. The number of Shares an FTV Holder intends to sell pursuant to a Demand Registration shall not be reduced pursuant to any attempt by other holders attempting to exercise their rights under the Founder Share Letter Agreement or separate written contractual arrangements.

4.2.	Piggy-back Registration Rights.

4.2.1.	Piggy-back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock, or securities or other obligations exercisable or exchangeable for, or convertible into Common Stock, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to the FTV Holders of Registrable Securities as soon as practicable but not less than fifteen (15) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of FTV Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such FTV Holders may request in writing within ten (10) days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use commercially reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the FTV Holders pursuant to this subsection 4.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such FTV Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 4.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

4.2.2.	Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the FTV Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the FTV Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 4.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights pursuant to the Founder Share Letter Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of FTV Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the FTV Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights pursuant to the Founder Share Letter Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of FTV Holders exercising their rights to register their Registrable Securities pursuant to Section 4.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

4.2.3.	Piggy-back Registration Withdrawal. Any FTV Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or at the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 4.2.3.

4.2.4.	Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 4.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 3.1 hereof.

4.3.	Restrictions on Registration Rights. The Company shall not be obligated to effect more than three (3) Registrations pursuant to a Demand Registration under this Agreement, and furthermore the Company shall not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration or a previous Piggy-back Registration in which FTV Holders of Registrable Securities were permitted to register, and actually sold, 80% of the Registrable Securities requested to be included therein. The Company may postpone for up to 60 days the filing or effectiveness of a Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the FTV Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Demand Registration would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the FTV Holders initiating a Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Demand Registration hereunder twice in any period of twelve consecutive months.

ARTICLE 5.

COMPANY PROCEDURES

5.1.	General Procedures. At any time during which the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use commercially reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

5.1.1.	prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use commercially reasonable best efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) (A) with respect to a Demand Registration, 12 months after the effective date of the Registration Statement, extended as necessary in accordance with Section 5.4., and (B) with respect to the FTV Shelf Registration Statement, 36 months after the effective date thereof; and (ii) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement.;

5.1.2.	prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (i) (A) with respect to a Demand Registration, 12 months after the effective date of the Registration Statement, extended as necessary in accordance with Section 5.4., and (B) with respect to the FTV Shelf Registration Statement, 36 months after the effective date thereof; and (ii) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement;

5.1.3.	prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents as proposed to be filed with such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration and the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

5.1.4.	permit the Holders, the Underwriters, if any, and any counsel or accountant of the Holders or Underwriters to participate in the preparation of the Registration Statement and any documents in connection therewith, and cause the Company’s directors, officers and employees to supply all information required by applicable law, rule or regulation to be included in the Registration Statement or reasonably requested by any such Holder, Underwriter, counsel or accountant. The Underwriters, Holders of Registrable Securities included in such registration and such Holders’ legal counsel shall have the opportunity to review and comment on all such documents proposed to be filed in connection with a Registration, including pursuant to this Article 5;

5.1.5.	prior to any public offering of Registrable Securities, use commercially reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

5.1.6.	use commercially reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

5.1.7.	provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

5.1.8.	advise each participating Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

5.1.9.	at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each participating Holder of such Registrable Securities or its counsel;

5.1.10.	notify the participating Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 5.4 hereof;

5.1.11.	in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

5.1.12.	in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

5.1.13.	in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

5.1.14.	make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

5.1.15.	if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter or Holder in any Underwritten Offering; and

5.1.16.	otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

5.2.	Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.

5.3.	Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and the Holders, as applicable, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

5.4.	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require under applicable law, rule or regulation the Registration Statement to contain (i) financial statements that are, in the Company’s reasonable belief (upon advice of legal counsel), unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the applicable Holders agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Registration Statement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Company’s debt or equity securities, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time, as determined in good faith by the Company, but in no event for more than 60 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 5.4. In the event that the Company has given Holders notice of suspension of sales pursuant to this Section 5.4, the applicable time period set forth in Section 4.1.1 during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Company that the use of the Prospectus may be resumed.

5.5.	Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions at the expense borne by the Company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 6.

INDEMNIFICATION AND CONTRIBUTION

6.1.	The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

6.2.	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company is required to disclose under the Securities Act for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any (i) untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation by the Holders of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

6.3.	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.4.	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

6.5.	If the indemnification provided under Section 6.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 6.5 shall be limited to the amount of the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 6.1, 6.2 and 6.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 6.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 6.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 6.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 7.

MISCELLANEOUS

7.1.	Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

FinTech Acquisition Corp

712 Fifth Avenue, 8th Floor

New York, New York 10019

Email: jmce@stbwell.com

with a copy to:

Ledgewood

2001 Market Street, Suite 3400

Two Commerce Square

Philadelphia, Pennsylvania 19103

Attention: J. Baur Whittlesey

Email: JWhittlesey@ledgewood.com

Facsimile: (215) 735-2513

and to the FTV Holders at:

FTV Capital

555 California Street Suite 2900

San Francisco, CA 94109

Attention: Chris Winship and David Haynes

Phone: (415) 229-3000

Email: cwinship@ftvcapital.com and dhaynes@ftvcapital.com

Facsimile: (415) 229-3005

with a copy to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Jeffrey B. Golden, P.C.

Email: jgolden@kirkland.com

Facsimile: (415) 439-1331

and to the CC Shareholders at the respective addresses set forth on Annex I.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

7.2.	Assignment; No Third Party Beneficiaries.

7.2.1.	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part without the prior consent of the Holders of Registrable Securities, which consent shall not be unreasonably withheld. A Holder may assign or delegate its rights, duties or obligations under this Agreement in whole or in part, and the rights of the Holders of Registrable Securities hereunder shall be assignable, delegable or transferable in conjunction with and or to the extent of any transfer of Registrable Securities by any such Holder, only with the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that no consent of the Company shall be required if a Holder of Registrable Securities assigns or delegates its rights, duties or obligations under this Agreement to any of its affiliates, partners (direct or indirect), members, equityholders or shareholders.

7.2.2.	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders.

7.2.3.	This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

7.3.	Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

7.4.	Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the United States District Court for the District of Delaware or any Delaware State court, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

7.5.	Amendments and Modifications. Upon the written consent of the Company and the Holders, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.6.	Termination. This Agreement shall terminate upon the earlier of (i) the date as of which all of the Registrable Securities have either been sold or distributed pursuant to a Registration Statement, (ii) the date as of which all of the Registrable Securities cease to be Registrable Securities or (iii) the date that is 36 months following the expiration of the FTV Shelf Registration Statement; provided, however, that if this Agreement is to be terminated pursuant to clause (iii) and the during the term of this Agreement the Company has delayed the initial filing or effectiveness of, or suspended the use of, any Registration Statement pursuant to Sections 3.1.7, 4.1.2, 4.3 or 5.4, the term of this Agreement shall be extended for the period required to ensure that any such delayed or suspended Registration Statement shall remain effective for a period of 12 months. The provisions of Section 5.5 and Article 6 shall survive any termination.

7.7.	Remedies. The Company acknowledges and agrees that any failure by the Company to comply with its obligations hereunder will result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Holders may obtain such relief as may be required to specifically enforce the Company’s obligations hereunder. The Company further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

7.8.	Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities and the holders with rights under the Founders Registration Rights Agreement, has any rights to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. After the date of this Agreement, the Company shall not, without the prior written consent of each Holder, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu with or senior to those granted to the Holders hereunder.

7.9.	Further Assurances. If the Holders or any of its affiliates seek to effectuate a distribution in kind of all or part of their respective Registrable Securities to their respective affiliates, partners (direct or indirect), members, equityholders or shareholders, the Company shall, subject to any applicable contractual transfer restrictions, work with the foregoing persons to facilitate such distribution in kind in the manner reasonably requested.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: FINTECH ACQUISITION CORP. a Delaware corporation

By:
Name: Title:

[Registration Rights Agreement]

HOLDERS:
FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER FTS STOCKHOLDER SIGNATURE BLOCKS TO COME]

Annex I

Holder	Shares of Common Stock Received as Merger Consideration	Address

ANNEX E

Form of Stockholder Agreement

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of [______], 2016 by and among FinTech Acquisition Corp. (the “Company”), FinTech Investor Holdings, LLC, a Delaware limited liability company, FTVENTURES III, L.P., a Delaware limited partnership (“FTVIII”), FTVENTURES III-N, L.P., a Delaware limited partnership (“FTVIIIN”), FTVENTURES III-T, L.P., a Delaware limited partnership (“FTVIIIT” and, together with FTVIII and FTVIIIN, the “FTV Entities”), the other individuals and entities signatory hereto that were, as of immediately prior to the consummation of the Merger (as defined below), stockholders of FTS Holding Corporation (the “CardConnect Holders”), and the other individuals and entities signatory hereto (each party to this agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FTS Holding Corporation (“FTS”) are parties to that certain Agreement and Plan of Merger, dated March [_______], 2016 (the “Merger Agreement”), pursuant to which FTS will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of the closing of the Merger, each of the Voting Parties own shares of the Company’s common stock (“Common Stock”);

WHEREAS, the parties hereto desire to enter into this Agreement to provide for voting agreements with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote or cause to be voted all securities of the Company that may vote in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law).

3. Election of Boards of Directors.

a. Voting. During the term of this Agreement, to the extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time (the “Charter”), each Voting Party agrees to vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following persons:

i. for the benefit of the FTV Entities, one (1) person designated by FTVIII and one (1) person designated by FTVIIIN (the “FTV Designees”), of which one (1) of the FTV Designees must qualify as an “independent director” under the Exchange Act and the rules of any applicable securities exchange (an “Independent Director”); provided, however, that if at any time during the term of this Agreement: (a) the FTV Entities collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the FTV Entities shall have the right to designate only one FTV Designee, who shall be designated by FTVIII, and (b) the FTV Entities collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the FTV Entities shall have no right to designate any person for election or re-election to the Board;

ii. two (2) persons (the “CardConnect Designees”) designated by the CardConnect Proxy (as defined herein), of which one (1) of the CardConnect Designees must qualify as an Independent Director, which designation shall be subject to prior written approval by the FTV Entities so long as the FTV Entities Beneficially Own more than 5% the outstanding shares of Common Stock at the time of such designation; provided, however, that if at any time during the term of this Agreement: (a) the CardConnect Holders (other than the FTV Entities) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have the right to designate only one CardConnect Designee, and (b) the CardConnect Holders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the CardConnect Proxy shall have no right to designate any person for election or re-election to the Board;

iii. two (2) persons (the “Founder Designees” and, together with the FTV Designees and the CardConnect Designees, the “Designees”)) designated by FinTech Investor Holdings, LLC (the “Sponsor”), each of whom must qualify as an Independent Director; provided, however, that if at any time during the term of this Agreement: (a) Betsy Z. Cohen, Daniel G. Cohen, James J. McEntee, III, Frank Mastrangelo, Shami Patel, DGC Family FinTech Trust and FinTech Investor Holdings, LLC, (collectively, the “Founding Shareholders”) collectively Beneficially Own less than 14.3% of the outstanding shares of Common Stock, then the Sponsor shall have the right to designate only one Founder Designee, and (b) the Founding Shareholders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the Sponsor shall have no right to designate any person for election or re-election to the Board; and

iv. Betsy Cohen, so long as she is not incapacitated or otherwise unable to serve as a director of the Company; and

v. to the extent not otherwise designated as a Designee above, the Chief Executive Officer of the Company,

provided, however, that no party to this Agreement will select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act, as modified by Rule 506(d)(2) and (d)(3). If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the party designating such Designee shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best effort to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation).

b. Procedures; Rights. Subject to the limitations in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(b), the parties agree to designate the Designees as set forth in the Form S-4 Registration Statement, dated as of [ ], 2016, for the duration of this Agreement (the “Registration Statement”). To the extent that any party wishes to designate a Designee other than the Designee so designated in the Registration Statement, such party shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(b). All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Company stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”). Any party providing a Designee Notice to the Company pursuant to this provision shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing. Annually with respect each Designee, the parties must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to the applicable party of any failure to provide the information required under this sentence, and such party shall have 20 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(b), the Company shall use commercially reasonable best efforts to ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

c. Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter as required to effect the intent of this Agreement. Each of the Company and the Voting Parties agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, agrees to take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein, including, with respect to the Voting Parties, voting shares of capital stock of the Company as to which the Voting Parties have Beneficial Ownership and recommending to their respective Designees serving on the board a substitute person as designated on the terms provided herein. For the avoidance of doubt, if an FTV Designee, CardConnect Designee or Founder Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then FTVIII or FTVIIIN, as applicable, the CardConnect Proxy or the Sponsor, respectively, shall be entitled to designate a director nominee as such Designee’s successor in accordance with this Agreement (regardless of the FTV Entities’ or Founding Shareholders’ Beneficial Ownership in the Company at the time of such vacancy), it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter). Upon the written request of any party whose Designee is serving as a director of the Company to remove his, her or its Designee, each Voting Party agrees to vote or cause to be voted his, her or its Voting Shares for the removal of such director. No reduction in the Beneficial Ownership of outstanding shares of Common Stock of the FTV Entities or Founding Shareholders shall shorten the term of any FTV Designee or Founder Designee serving as director. Nothing in this Section 3(c) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

d. Committees. So long as the FTV Entities have designation rights under Section 3(a) of this Agreement, each of the Voting Parties agrees to recommend to each of its Designees that serve on the Board that each committee of the Board have a number of FTV Designees as members equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by the FTV Entities and (b) the number of positions, including any vacancies, on the applicable committee, provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law, rule or regulation or listing standards of the exchange of which such Common Stock is listed, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods). Nothing in this Section 3(d) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

4. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are transferred to a person or entity as permitted under the Letter Agreement (a “Permitted Transferee”) in accordance with the terms of the Letter Agreement. Each Voting Party shall not, and the Company shall not, permit the transfer of any Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Permitted Transferee was a Voting Party hereunder.

5. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by the Voting Party and constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, that would reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of the Sponsor and (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

7. Covenants.

(a) The Company agrees: (i) to use reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; and (ii) not take any action that would reasonably be expected to materially adversely affect the rights of the FTV Entities or the Sponsor under this Agreement without the prior written consent of the FTV Entities and the Sponsor.

(b) The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors indemnity insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

(c) The Company shall use its reasonable best efforts to cause each director to be compensated on equal terms. The Company shall pay all reasonable out-of-pocket expenses incurred by the Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board.

8. No Other Voting Trusts or Other Arrangement. Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Shares to any arrangement with respect to the voting of the Voting Shares other than agreements entered into with the Company.

9. Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

10. Selection of Proxy for CardConnect Holders. The CardConnect Holders (other than the FTV Entities) hereby select Jeff Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities), provided that if the CardConnect Designee being replaced is Jeff Shanahan, then the CardConnect Holders (other than the FTV Entities) select Brian Shanahan to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the CardConnect Designees on behalf of the CardConnect Holders (other than the FTV Entities). Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such CardConnect Holder.

11. No Agreement as Director or Officer. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

13. Termination. This Agreement shall terminate on the earlier of (a) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of the Board, it being understood that this Agreement shall survive until the FTV Entities no longer have any designation rights (or rights to appoint successors) pursuant to Section 3 hereof; and (b) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

14. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all parties hereto; provided, however, that (a) the signatures of the Founding Shareholders shall not be required if at any time during the term of this Agreement the Founding Shareholders Beneficially Own less than 5% of the outstanding shares of Common Stock and (b) no signature shall be required from any party that at any time during the term of this Agreement does not Beneficially Own any Common Stock. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and the minimum number of Voting Shares pursuant to which certain Voting Parties may name designees will be appropriately adjusted.

16. Assignment. Upon written notice to the Company and the other parties to this Agreement, (a) the FTV Entities may assign to FTV Capital or any affiliate of the FTV Entities all of its rights hereunder and, following such assignment, such assignee will be deemed to be the “FTV Entities” for all purposes hereunder; and (b) the Sponsor may assign to any of its affiliates any or all of its rights hereunder.

17. Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Voting Party shall exercise the full rights of a holder of capital stock of the Company with respect to the Voting Shares.

18. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

20. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile. Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 23.

24. Enforcement. The parties hereto covenant and agree that the Board, with the approval of a majority of the directors of the Board, has the right to enforce, waive or take any other action with respect to this Agreement that is consistent with the directors’ fiduciary duties.

25. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Shareholders Agreement is hereby executed effective as of the date first set forth above.

FINTECH ACQUISITION CORP.

By:
Name: James J. McEntee, III
Title: Chief Financial Officer

FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member
FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner
By:
Name: Richard Garman
Title: Managing Member

[OTHER FTS STOCKHOLDER SIGNATURE BLOCKS TO COME]

DGC FAMILY FINTECH TRUST
By:
Name: Daniel Cohen
Title:
FINTECH INVESTOR HOLDINGS, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

Betsy Z. Cohen
Daniel G. Cohen
Frank Mastrangelo
James J. McEntee, III
Shami Patel

Jeff Shanahan
Brian Shanahan
Patrick Shanahan
Charles Bernicker
Scott Dowty
Angelo Grecco
Robert Nathan
Rush Taggart

Annex A

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Betsy Z. Cohen
Daniel G. Cohen
DGC Family FinTech Trust
FinTech Investor Holdings, LLC
Frank Mastrangelo
James J. McEntee, III
Shami Patel
FTVENTURES III, L.P.
FTVENTURES III-N, L.P.
FTVENTURES III-T, L.P.
Brian Shanahan
Jeff Shanahan
Patrick Shanahan
Charles Bernicker
Scott Dowty
Angelo Grecco
Robert Nathan
Rush Taggart

ANNEX F

Form of Voting Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [_____], 2016 by and among the undersigned FTS Holding Corporation (“Seller”) stockholders (the “FTS Stockholders”) and the undersigned FinTech Acquisition Corp. (the “Company”) stockholders (the “Company Stockholders” and, together with the FTS Stockholders, the “Voting Parties” and each a “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Seller have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Seller will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the FTS Stockholders execute and deliver this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Seller has required that the Company Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean (i) all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (“Company Voting Shares”) and (ii) all securities of the Seller Beneficially Owned by any Voting Party, including any and all securities of the Seller acquired and held in such capacity subsequent to the date hereof (“Seller Voting Shares”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets that would reasonably be expected to prevent or delay the consummation of the Merger or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement dated as of the date hereof between certain stockholders of Seller and the Company, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (iii) the Amended and Restated Limited Liability Company Agreement of FinTech Investor Holdings, LLC, (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., (v) that certain Stockholders Agreement, dated as of September 15, 2010, by and among Seller, the FTV Entities and the other stockholders of Seller party thereto and (vi) that certain Registration Rights Agreement, dated as of September 15, 2010 (the “Seller Registration Rights Agreement”), by and among Seller, the FTV Entities and the other stockholders of Seller party thereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional FTS Shares or shares of common stock of the Company (“Company Common Stock”) or any security exercisable for or convertible into FTS Shares or shares of Company Common Stock, other than as set forth on Annex A (collectively, “Options”).

3. Agreement to Vote Shares; Irrevocable Proxy.

a. Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Company Voting Shares that he, she or it Beneficially Owns, and to execute a written consent of stockholders of the Company if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

b. Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Seller Voting Shares he, she or it Beneficially Owns, and to execute a written consent or consents if stockholders of Seller are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of Seller at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller Entity, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Seller Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Seller Entity’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Seller Entity under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any Seller Entity’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Seller (including any amendments to the Seller Charter Documents).

c. (1) Each FTS Stockholder hereby appoints James J. McEntee, III and any designee of James J. McEntee, III, and each of them individually, and (2) each Company Stockholder hereby appoints Jeff Shanahan and any designee of Jeff Shanahan, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of the Company or (b) a Person holding more than 5% of the voting equity securities of Seller or the Company; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of FTS Shares or Company Common Stock, as applicable.

7. Redemption, Conversion Rights and Registration Rights. Each FTS Stockholder agrees not to (a) exercise any right to redeem or convert any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Seller Registration Rights Agreement, with respect to any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

9. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in its capacity as a stockholder of the Company or Seller, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of the Company, Seller or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company or Seller, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company, Seller or their respective stockholders, as applicable.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12)

13. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

b. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

d. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f. Each party here shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

g. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

h. The obligations of each Voting Party set forth in this Agreement shall not be effective or binding upon such Voting Party until after such time as the Merger Agreement is executed and delivered by the Company, Merger Sub and Seller. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

i. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FTS STOCKHOLDERS: FTVENTURES III, L.P.

By:

By:
Name:
Title:

FTVENTURES III-N, L.P.

By:

By:
Name:
Title:
FTVENTURES III-T, L.P.

By:

By:
Name:
Title:

COMPANY STOCKHOLDERS: DGC FAMILY FINTECH TRUST

By:
Name: Daniel Cohen
Title: Trustee

FINTECH INVESTOR HOLDINGS, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

Betsy Z. Cohen
Daniel G. Cohen
Alan Joseph Ferraro
Frank Mastrangelo
James J. McEntee, III
Shami Patel

[Voting Agreement]

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